                     AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                         OPTIKA IMAGING SYSTEMS, INC.,

                           OPTIKA ACQUISITION CORP.,

                  TEAMWORKS TECHNOLOGIES, INC. ("TEAMWORKS")

                                      AND

                         THE STOCKHOLDERS OF TEAMWORKS



                               JANUARY 31, 1994

                               TABLE OF CONTENTS
                               -----------------


                                                                            Page
                                                                            ----
RECITALS..................................................................     1

ARTICLE 1

                           PLAN OF REORGANIZATION.........................     2
    1.1    Board of Directors' and Share/Stockholders'
           Approval.......................................................     2
    1.2    The Merger.....................................................     2
    1.3    The Closing....................................................     3
    1.4    Effective Time.................................................     3
    1.5    Restricted Securities..........................................     3
    1.6    Surrender and Exchange of Outstanding Certificates
           and Options for TEAMWorks Common Stock and
           TEAMWorks Options; Status of Outstanding
           Certificates...................................................     4
    1.7    Reorganization.................................................     4
    1.8    Articles of Organization; Bylaws; Directors and
           Officers of the Surviving Corporation..........................     4
    1.9    Escrow.........................................................     5

ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF TEAMWORKS..............     5
    2.1    Organization and Standing......................................     5
    2.2    Capitalization.................................................     6
    2.3    Subsidiaries...................................................     7
    2.4    Authority, Approval and Enforceability.........................     7
    2.5    Financial Statements...........................................     8
    2.6    Changes........................................................     9
    2.7    Returns........................................................    10
    2.8    Properties and Inventories.....................................    10
    2.9    Insurance......................................................    11
    2.10   Purchase, Sale and Other Agreements............................    11
    2.11   Intellectual Property Rights...................................    13
    2.12   Employees and Employee Benefit Plans...........................    14
    2.13   Proprietary Information and Inventions and
           Confidentiality Agreements.....................................    17
    2.14   Powers of Attorney.............................................    17
    2.15   Compliance with Laws...........................................    17
    2.16   Absence of Litigation..........................................    17
    2.17   No Brokers.....................................................    18
    2.18   Accuracy of Documents and Information..........................    18
    2.19   Taxes..........................................................    18
    2.20   Other Taxes....................................................    24
    2.21   Compliance with Instruments....................................    24

                                      i.

     2.22   Foreign Status..................................................  24
     2.23   Consents and Approvals..........................................  24
     2.24   Accounts Receivable.............................................  25
     2.25   Offices, Capital Equipment......................................  25
     2.26   Inventory.......................................................  25
     2.27   No Undisclosed Liabilities......................................  25
     2.28   Related Party Transactions......................................  26
     2.29   Section 83(b) Elections.........................................  26
     2.30   Customers.......................................................  26
     2.31   Certification of Profitability..................................  26

ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF
                            OPTIKA AND OPTIKA SUB 26
      3.1   Organization and Standing.......................................  26
      3.2   Subsidiaries....................................................  27
      3.3   Authority, Approval and Enforceability..........................  27
      3.4   Financial Statements............................................  28
      3.5   Changes.........................................................  28
      3.6   Returns.........................................................  30
      3.7   Insurance.......................................................  30
      3.8   Compliance with Laws............................................  30
      3.9   Absence of Litigation...........................................  30
      3.10  No Brokers......................................................  31
      3.11  Capitalization..................................................  31
      3.12  Dilutive Issuance...............................................  32
      3.13  Intellectual Property Rights....................................  32
      3.14  Employee Benefit Plans..........................................  32
      3.15  Tax Matters.....................................................  32

ARTICLE 4

                        COVENANTS OF OPTIKA, OPTIKA SUB,
                       THE STOCKHOLDERS AND TEAMWORKS.......................  33
     4.1    Maintenance of Business.........................................  33
     4.2    Absence of Certain Changes......................................  33
     4.3    Actions Contrary to Stated Intent...............................  34
     4.4    Access to Information...........................................  35
     4.5    Other Discussions...............................................  35
     4.6    Continuity of Interest and Restrictions on Resale...............  35
     4.7    Best Efforts....................................................  35
     4.8    Stock Options...................................................  35
     4.9    Information to Share/Stockholders...............................  36
     4.10   TEAMWorks Payables..............................................  36
     4.11   Consents........................................................  36
     4.12   Tax Forms.......................................................  36
     4.13   Commitment to Favorable Vote....................................  36
     4.14   Merger Expenses.................................................  37
     4.15   Registration Rights.............................................  37

                                      ii.

ARTICLE 5

                CONDITIONS TO OBLIGATIONS OF OPTIKA,
             OPTIKA SUB, THE STOCKHOLDERS AND TEAMWORKS...................  37
     5.1   Consents and Approvals.........................................  37
     5.2   Representations, Warranties and Agreements.....................  37
     5.3   Certificate....................................................  37
     5.4   Opinions of Counsel............................................  37
     5.5   No Actions.....................................................  40
     5.6   Proceedings and Documents......................................  41
     5.7   Accuracy of Documents and Information..........................  41
     5.8   Employment Agreements..........................................  41
     5.9   Registration Agreement.........................................  41
     5.10  Continuity of Interest and Restrictions on
           Transfer.......................................................  41
     5.11  Dissenting Shares..............................................  41
     5.12  Blue Sky Approvals.............................................  41
     5.13  Agreement/Articles of Merger...................................  41
     5.14  TEAMWorks Stock Option Plan....................................  42
     5.15  Resignations...................................................  42
     5.16  Foreign Status Representation Letter...........................  42
     5.17  Tax Clearance Certificate......................................  42
     5.18  Documents......................................................  42
     5.19  Escrow Agreement...............................................  42
     5.20  "Pooling-of-Interests" Transaction.............................  42
     5.21  Exercise of Warrants...........................................  42
     5.22  Representation Agreement.......................................  43

ARTICLE 6

                                  INDEMNITY ..............................  43
     6.1   Escrow Deposit of Optika Common Stock..........................  43
     6.2   Indemnity by Optika and Optika Sub.............................  44
     6.3   Limitations on Indemnity Obligations...........................  45

ARTICLE 7

                                 TERMINATION .............................  45
     7.1   Termination by Mutual Consent..................................  45
     7.2   Termination by Optika or Optika Sub or TEAMWorks...............  45
     7.3   Effect of Termination..........................................  46

ARTICLE 8

                                MISCELLANEOUS ............................  47
     8.1   Notices........................................................  47
     8.2   Entire Agreement; Modifications; Waiver........................  48
     8.3   Captions.......................................................  48
     8.4   Counterparts...................................................  48
     8.5   Publicity......................................................  48
     8.6   Successors and Assigns.........................................  48

                                     iii.

     8.7   Governing Law....................................................  48
     8.8   Further Assurances...............................................  48
     8.9   Each Party to Bear Own Costs.....................................  48
     8.10  Confidentiality and Nondisclosure Agreements.....................  49
     8.11  Attorneys' Fees..................................................  49
     8.12  Optika and TEAMWorks Personnel...................................  49
     8.13  Transfer of TEAMWorks Books and Assets...........................  49
     8.14  Appointment and Indemnity of Escrow Committee....................  49
     8.15  Survivability of Representations, Warranties,
           Covenants and Agreements.........................................  50

                                      iv.

                       EXHIBITS

Exhibit A           Form of Agreement of Merger

Exhibit B           Form of Articles of Merger

Exhibit C           Form of Escrow Agreement

Exhibit 1.5 Form of Affiliates Letter, Continuity of Interest Certificate and Lock Up Agreement to be Executed by the Stockholders

Exhibit 2.31        List of Anticipated Loss Contracts

Exhibit 4.8 Form of Option Assumption Agreement (together with Memorandum to Optionholder)

Exhibit 5.8(a)      Form of Employment Agreement for Richard Holzman

Exhibit 5.8(b)      Form of Employment Agreement for David Holzman

Exhibit 5.8(c)      Form of Employment Agreement for Eric Brown

Exhibit 5.8(d)      Form of Employment Agreement for Kevin Ilsen

Exhibit 5.8(e)      Form of Employment Agreement for James Schuster

Exhibit 4.15        Form of Amendment to the Registration Agreement

Exhibit 5.22        Form of Representation Agreement

                                      v.

                      AGREEMENT AND PLAN OF REORGANIZATION


          This Agreement and Plan of Reorganization (the "Agreement") is entered into as of January 31, 1994, by and among Optika Imaging Systems, Inc., a California corporation ("Optika"), Optika Acquisition Corp., a Delaware corporation ("Optika Sub"), TEAMWorks Technologies, Inc., a Massachusetts corporation (together with any subsidiaries, "TEAMWorks" or the "surviving corporation"), and the stockholders of TEAMWorks (the "Stockholders").

                                    RECITALS
                                    --------

     A. The parties hereto intend that, subject to the terms and conditions hereinafter set forth, Optika Sub will be combined with TEAMWorks pursuant to one or more transactions (collectively, the "Merger") to be completed in accordance with this Agreement, an Agreement of Merger substantially in the form attached hereto as Exhibit A (the "Agreement of Merger"), the Articles of Merger
                   ---------
substantially in the form attached hereto as Exhibit B and the applicable
                                             ---------
provisions of the laws of the States of Delaware and California and the Commonwealth of Massachusetts, in connection with which all of the outstanding shares of the common stock of TEAMWorks ("TEAMWorks Common Stock") will be exchanged for shares of common stock of Optika ("Optika Common Stock"), and all outstanding stock options to purchase common stock of TEAMWorks ("TEAMWorks Options") will be assumed by Optika. The TEAMWorks Common Stock shall be automatically converted into Optika Common Stock, and certificates representing TEAMWorks Common Stock will be exchanged for certificates representing Optika Common Stock, all at the rates set forth herein and all as provided in this Agreement and the Agreement of Merger.

     B. By executing this Agreement, the parties hereto intend to adopt a plan of reorganization within the meaning of Section 368(a) the Internal Revenue Code of 1986, as amended (the "Code").

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE 1

                            PLAN OF REORGANIZATION

          1.1  Board of Directors' and Share/Stockholders' Approval.  The
               ----------------------------------------------------
respective boards of directors of Optika, Optika Sub and TEAMWorks have duly adopted and approved this Agreement, and this Agreement shall be submitted to the sole stockholder of Optika Sub and the stockholders of TEAMWorks for approval in accordance with the applicable provisions of the General Corporation Law of the State of Delaware and the Business Corporation Law of the Commonwealth of Massachusetts and to the shareholders of Optika pursuant to existing contractual provisions.

          1.2  The Merger.  Subject to the terms and conditions of this
               ----------
Agreement and the Agreement of Merger, Optika Sub shall be merged with and into TEAMWorks pursuant to the Agreement of Merger, with TEAMWorks as the surviving corporation and the separate existence of Optika Sub shall thereupon cease, and at the Effective Time (as hereinafter defined) TEAMWorks, as the surviving corporation in the Merger, shall continue its corporate existence under the laws of the Commonwealth of Massachusetts.

               (a) At the Effective Time of the Merger, (x) each of the issued and outstanding shares of TEAMWorks Common Stock shall be converted automatically into and exchanged for 0.6809 of one (1) share of Optika Common Stock and (y) Optika shall assume the TEAMWorks Stock Option Plan, and each issued and outstanding TEAMWorks Option shall be assumed by Optika and shall be exercisable for Optika Common Stock at the same ratio as is set forth above for the conversion of TEAMWorks Common Stock into Optika Common Stock, rounded up to the nearest whole number of shares of Optika Common Stock, with a proportional adjustment of the exercise price with the per share purchase price rounded up to the nearest whole cent so that the aggregate exercise price under the assumed option shall remain substantially unchanged. The assumption and adjustments of such TEAMWorks options shall be effected in accordance with Section 4.8 hereof. All shares of TEAMWorks Common Stock that are owned by TEAMWorks shall be cancelled, and no securities of Optika or other consideration shall be delivered in exchange therefor.

               (b) At the Effective Time of the Merger, Optika Sub shall merge with and into TEAMWorks, with TEAMWorks being the surviving corporation.

               (c) All shares of Optika Common Stock issued in exchange for unvested shares of TEAMWorks common stock shall be

                                      2.

subject to the same vesting schedule, and other terms as applicable to such previously unvested shares of TEAMWorks common stock.

               (d) Each share of Optika Sub stock that is outstanding immediately prior to the Effective Time of the Merger shall be converted into one (1) share of TEAMWorks common stock.

          1.3  The Closing.  Subject to termination of this Agreement as
               -----------
provided in Article 7 below, the closing of the Merger shall take place by telephone or in person at the offices of Brobeck, Phleger & Harrison, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California at 10:00 a.m. on January 31, 1994, or such other place, time and date as Optika, Optika Sub and TEAMWorks may mutually select (the "Closing").

          1.4  Effective Time.  Upon the complete satisfaction or satisfactory
               --------------
waiver of any and all of the conditions set forth in Article 5 of this Agreement, the Agreement of Merger and the Articles of Merger shall be executed and filed as set forth herein. Simultaneously with the Closing, the Agreement of Merger shall be filed in the office of the Secretary of State for the State of Delaware and the Articles of Merger shall be filed in the office of the Secretary of State for the Commonwealth of Massachusetts. The Merger shall become effective immediately upon the filing of the Agreement of Merger and related officers' certificates with the office of the Secretary of State for the State of Delaware and the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts (the "Effective Time").

          1.5  Restricted Securities.  The Optika Common tock will be subject
               ---------------------
Stock the following restrictions:

               (a)  restrictions imposed by applicable state securities laws;

               (b) restrictions and obligations imposed in connection with representations and warranties contained in an Affiliates Letter, Continuity of Interest Certificate and Lock Up Agreement executed by the Stockholders in the form attached hereto as Exhibit 1.5; and
                        -----------

               (c) certificates representing Optika Common Stock will bear legends describing the applicable restrictions on transferability referred to in this Section 1.5 and related stop-transfer instructions will be placed on Optika Common Stock by Optika or its duly appointed transfer agent and registrar.

                                      3.

          1.6  Surrender and Exchange of Outstanding Certificates and Options
               --------------------------------------------------------------
for TEAMWorks Common Stock and TEAMWorks Options; Status of Outstanding
- -----------------------------------------------------------------------
Certificates.
- ------------

               (a) The conversion of shares of TEAMWorks Common Stock into Optika Common Stock as provided for by this Agreement and the Agreement of Merger shall occur automatically at the Effective Time without further action by the holders thereof. Until surrendered, each certificate that prior to the Effective Time represented shares of TEAMWorks Common Stock will be deemed to evidence the right to receive the number of shares of Optika Common Stock into which such TEAMWorks Common Stock have been converted. Optika shall, within thirty business days after the Effective Time, notify each holder of a certificate or certificates theretofore representing a share or shares of TEAMWorks Common Stock to surrender all of such holder's certificates to Optika and upon such surrender such holder shall be entitled to receive in exchange a certificate or certificates representing the Optika Common Stock into which such shares have been converted.

               (b) The assumption of outstanding TEAMWorks Options by Optika and their conversion into options to purchase shares of Optika Common Stock as provided in Section 4.8 hereof shall occur automatically at the Effective Time without further action on the part of the holders thereof. As soon as practicable but in no event later than thirty business days after the Effective Time, Optika shall issue an assumption agreement substantially in the form attached hereto as Exhibit 4.8 to each holder of a TEAMWorks Option not
                   -----------
exercised prior the Effective Time that evidences Optika's assumption of such option and the right of the option holder to purchase under the assumed option the number of shares of Optika Common Stock as determined under Section 4.8.

          1.7  Reorganization.  The parties intend to adopt the Agreement as a
               --------------
plan of reorganization and to consummate the Merger in accordance with Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

          1.8  Articles of Organization; Bylaws; Directors and Officers of the
               ---------------------------------------------------------------
Surviving Corporation.
- ---------------------

               (a) The Articles of Organization as in effect immediately prior to the Effective Time shall be the Articles of Organization of TEAMWorks as the surviving corporation after the Merger unless and until thereafter amended.

               (b) The Bylaws of TEAMWorks as in effect immediately prior to the Effective Time shall be the Bylaws of the surviving corporation unless and until thereafter amended.

                                      4.

               (c) The directors and officers of the surviving corporation immediately following the Effective Time of the Merger shall be as follows until successors are elected or appointed and qualified;

     Malcolm Thomson          Chairman of the Board of Directors and Director

     Richard Holzman          President and Director

     Steven M. Johnson        Vice President, Finance, Chief Financial Officer
                              and Treasurer

     Warren T. Lazarow        Clerk

     Harvey L. Jeane          Director

     Paul Carter              Director

          1.9  Escrow.  Six Thousand Eight Hundred and Ten (6,810) shares of
               ------
Optika Common Stock, or 10% of the aggregate number of shares of Optika Common Stock issued to TEAMWorks Stockholders in the Merger, (the "Escrow Shares") shall be held in escrow as collateral for the indemnification obligations of the Stockholders pursuant to Article 6 of this Agreement and the provisions of an escrow agreement ("Escrow Agreement") in the form attached hereto as Exhibit C.
                                                                     ---------
The Escrow Shares shall be withheld pro rata from the shares of Optika Common Stock to be received by the Stockholders upon conversion of their shares.

                                   ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF TEAMWORKS

          Except as set forth in the disclosure letter dated the date of this Agreement, certified by the President and Clerk of TEAMWorks and each of the Stockholders and delivered by TEAMWorks and each of the Stockholders to Optika and Optika Sub (the "TEAMWorks Letter"), which disclosures shall be deemed representations, warranties and covenants hereunder, TEAMWorks and the Stockholders, jointly and severally, represent and warrant to Optika and Optika Sub as follows:

          2.1  Organization and Standing.
               -------------------------

               (a) TEAMWorks is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each

                                      5.

jurisdiction in which the failure to so qualify could or would have a material adverse effect upon the business, properties, condition (financial or otherwise) or results of operations of TEAMWorks.

               (b) TEAMWorks has delivered to Optika and Optika Sub complete and accurate copies of its current Articles of Organization and Bylaws, and minutes of all of its directors' and stockholders' meetings. TEAMWorks' stock books provided to Optika and Optika Sub are complete and accurate as of the date hereof.

          2.2  Capitalization.
               --------------

               (a) TEAMWorks' capitalization (common stock, warrants and options and any other issued or granted security or commitment thereto) is as set forth in the TEAMWorks Letter. TEAMWorks has no other common stock or other rights to purchase capital stock issued and outstanding. The TEAMWorks Letter accurately describes the vesting schedules, if any, associated with such common stock and options and the addresses of all of its securityholders. TEAMWorks does not have in effect any stock appreciation rights plan and no stock appreciation rights are currently outstanding.

               (b) TEAMWorks does not have outstanding any preemptive or subscription rights, options, warrants, rights to convert, capital stock equivalents or other rights to purchase or otherwise acquire any of TEAMWorks' capital stock or other securities.

               (c) All of the issued and outstanding shares of TEAMWorks' Common Stock have been duly authorized, validly issued, are fully paid and nonassessable, and such common stock has been issued in full compliance with all applicable federal and state securities laws. All of TEAMWorks' incentive stock options under Section 422 of the Internal Revenue Code have been issued in compliance with all laws, rules and regulations necessary to preserve such incentive stock option treatment. None of the issued and outstanding shares of TEAMWorks Common Stock is subject to repurchase or redemption. All TEAMWorks options have been issued in accordance with TEAMWorks' 1993 Stock Plan and all state securities laws. The TEAMWorks 1993 Stock Plan was approved by the TEAMWorks stockholders prior to January 12, 1994.

               (d) Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of TEAMWorks Common Stock.

                                      6.

               (e) TEAMWorks is not a party to any contract which does, or may, require it to register under the Securities Act of 1933, as amended, any shares of TEAMWorks Common Stock or any other of its securities that might be issued in the future if the Merger were not consummated.

               (f) TEAMWorks is not a party or subject to any agreement or understanding, and there is no agreement or under standing between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of TEAMWorks.

          2.3  Subsidiaries.  TEAMWorks does not own or control, directly
               ------------
or indirectly, any corporation, partnership, business, trust or other entity.

          2.4  Authority, Approval and Enforceability.
               --------------------------------------

               (a) Subject to obtaining any required approvals of the TEAMWorks Board of Directors and the holders of TEAMWorks Common Stock, TEAMWorks has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Agreement of Merger, and all corporate action on its part necessary for such execution, delivery and performance has been duly taken.

               (b) Subject to obtaining all necessary consents, the execution and delivery by it of this Agreement and the Agreement of Merger do not, and the performance and consummation of the transactions contemplated by this Agreement and the Agreement of Merger will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of its current Articles of Organization or Bylaws, or any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment, or any agreement, lease or other instrument to which it is a party or to which any of its assets is subject.

               (c) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on its part for the consummation by it of the transactions contemplated by this Agreement and the Agreement of Merger, except (i) any tax clearance certificate referred to in
Section 5.16, (ii) any blue sky approvals referred to in Section 5.11, and (iii) the filing of the Agreement of Merger and related officers' certificates with the Secretary of State of the State

                                      7.

of Delaware and the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts.

               (d) Upon due execution and delivery by TEAMWorks, this Agreement and the Agreement of Merger will be its legal, valid and binding obligation, enforceable against it in accordance with the respective terms hereof and thereof, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the availability of equitable remedies, and, with respect to the Agreement of Merger, subject to TEAMWorks and Optika Sub obtaining the required approvals of their respective stockholders.

          2.5  Financial Statements.
               --------------------

               (a) TEAMWorks has delivered to Optika and Optika Sub complete copies of its balance sheets and the related statements of operations as at and for the periods ended December 31, 1992, and November 22, 1993 (collectively, the "Financials"), which have been prepared and compiled by TEAMWorks' independent certified public accountants. TEAMWorks' Financials present fairly its financial position as of those dates and the results of its operations and changes in its financial position for the periods ended, to the best of its knowledge, after due inquiry in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis.

               (b) As of November 22, 1993, there are no debts, liabilities or claims against it that are not currently reflected in the Financials, contingent or otherwise, which are or would be of a nature required to be reflected in a balance sheet prepared in accordance with GAAP and which, individually or in the aggregate, exceed $5,000. As of November 22, 1993, TEAMWorks has no liabilities other than those set forth in the Financials and in the TEAMWorks Letter. TEAMWorks' revenue recognition policies with respect to its Financials have been made in accordance with GAAP. TEAMWorks maintains a standard system of accounting in accordance with GAAP. All of TEAMWorks' general ledgers, books and records are located at TEAMWorks' principal place of business. TEAMWorks does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of TEAMWorks. TEAMWorks' financial reserves are adequate to cover claims already incurred. The provision for taxes of TEAMWorks as set forth in its Financials

                                      8.

is adequate and accurate for taxes due or accrued as of such dates.

               (c) All of the accounts receivable and notes receivable owing to TEAMWorks as of the date hereof constitute, and as of the Effective Time will constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known, contingent or asserted claims, refusals to pay, or other rights of set-off against any thereof. As of January 30, 1994, there is (i) no account debtor or note debtor delinquent in its payment by more than 60 days, (ii) no account debtor or note debtor that has refused (or threatened to refuse) to pay its obligations for any reason, (iii) to the best of its knowledge, after due inquiry, no account debtor or note debtor that is insolvent or bankrupt, and (iv) no account receivable or note receivable which is pledged to any third party by TEAMWorks.

               (d) All accounts payable and notes payable by TEAMWorks to third parties as of the date hereof arose, and as of the Closing will have arisen, in the ordinary course of business, and, there is no such account payable or note payable delinquent in its payment.

          2.6  Changes.  Other than in the ordinary course of business, since
               -------
November 22, 1993, there has not been:

               (a) any change in its assets, liabilities, finan cial condition, or operating results from that reflected in the Financials or any decrease in working capital or revenues from preceding years;

               (b) any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting its business, properties, prospects, or financial condition (as such business is presently conducted and as it is proposed to be conducted);

               (c) any waiver or compromise by it of a valuable right or of a debt owed to it;

               (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by it, except that which is not material to its business, properties, prospects, or financial condition (as such business is presently conducted and as it is proposed to be conducted);

               (e) any material change to a contract or arrangement by which it or any of its assets is bound or subject;

                                      9.

               (f) any material change in any compensation arrangement or agreement with any employee, consultant, officer, director or stockholder;

               (g) any sale, assignment, or transfer of any patents, trademarks, copyrights, trade secrets, or other intangible assets;

               (h) any resignation or termination of employment of any of its key officers; and TEAMWorks, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

               (i) notification that there has been a loss of order or contract cancellation by any of its customers;

               (j) any mortgage, pledge, transfer of a security interest in, or lien created by it, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

               (k) any loans or guarantees made by it to or for the benefit of its employees, officers, or directors, or any members of their immediate families;

               (l) any declaration, setting aside, or payment or other distribution in respect of any of its capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by it;

               (m) any other event or condition of any character that could reasonably be expected to result in a material adverse effect upon the business, properties, condition (financial or otherwise) or results of operations of TEAMWorks; or

               (n) any agreement or commitment by it to do any of the things described in this Section 2.6.

          2.7  Returns.  TEAMWorks has not had any of its products returned by a
               -------
purchaser or user or distributor thereof, other than for minor, nonrecurring warranty problems. TEAMWorks is not aware of any pending warranty claims since January 1, 1992. Attached to the TEAMWorks letter is a summary of all rights of return, including the estimated dollar amount and the approximate term of such rights. Since incorporation, TEAMWorks has not experienced any rights of return of PaperBridge products from third parties that have aggregated more than 1.25% of the total revenue.

          2.8  Properties and Inventories.
               --------------------------

                                      10.

               (a) TEAMWorks has good and marketable title to, valid leasehold interests in, or other right to use all of the assets used in its operations or necessary for the conduct of its business, free and clear of any mortgages, pledges, security interests, licenses, encumbrances, restrictions or adverse claims, except as disclosed in the notes to its Financials. All of the physical assets of TEAMWorks are in good operating condition, normal wear and tear excepted, and are adequate and suit able for the purposes for which they are presently being used .

               (b) Since November 22, 1993, there has not occurred any transfer of title other than in the ordinary course of business, any abandonment, or to the best of its knowledge, any pilferage or any other material loss with respect to, any of its property, plant or equipment.

               (c) Set forth in the TEAMWorks Letter is a true and correct list of all of the physical assets (including fixed assets) having a net book value in excess of $3,000 owned or leased by TEAMWorks. TEAMWorks does not own any real property. To the best knowledge of TEAMWorks, all improvements on leased property used in the business of TEAMWorks and the present use thereof are in accordance with all applicable laws. The tangible personal property owned by TEAMWorks and used in its business at the date hereof is in good operating condition and repair, normal wear and tear excepted. The net book value of any fixed assets used in TEAMWorks' business has not been written up or down, other than pursuant to depreciation or amortization expense in accordance with its historical practice.

          2.9  Insurance.  TEAMWorks maintains policies of insurance covering
               ---------
its assets, properties and business in types and amounts customary for similarly sized companies engaged in similar businesses. To the best knowledge of TEAMWorks, it is in compliance with each of such policies such that none of the coverage provided under such policies has been invalidated.

          2.10 Purchase, Sale and Other Agreements.
               -----------------------------------

               (a) TEAMWorks is not currently a party to or subject to any oral or written:

                    (i) agreement for the purchase of inventory, supplies, equipment or other real or personal property, or the procurement of services, except individual purchase orders or aggregate purchase orders to a single vendor involving payments of less than $2,500;

                    (ii) lease or ownership of equipment, machinery or other personal property involving aggregate annual payments in excess of $2,500;

                                      11.

                    (iii) agreement for the sale or lease of products or furnishing of its services except individual purchase orders or aggregate purchase orders from a single customer involving payments of less than $2,500;

                     (iv) joint venture, partnership or other contract or arrangement involving the sharing of profits;

                      (v) agreement relating to the purchase or acquisition, by merger or otherwise, of a portion of its business, assets or securities by any other person or of any other person by it other than as contemplated herein;

                     (vi) agreement containing a covenant or covenants which purport to limit its ability or right to engage in its present business activity;

                    (vii) agreement presently in effect pursuant to which it has appointed any organization or person to act as its distributor or sales agent or pursuant to which it has been appointed a distributor or sales agent by any third party;

                   (viii) agreement with any of its officers, directors or affiliates, other than stock option or stock purchase plans or agreements or proprietary information or consulting or independent contractor agreements;

                     (ix) agreement for the license of any patent, copyright, trade secret or other proprietary right or indemnification by it with respect to infringements of proprietary rights, except employee or consultant proprietary information agreements;

                      (x) agreements involving payments to or obligations of it not otherwise described in this Section 2.10 in excess of $2,500; or

                     (xi) agreements of indebtedness or capital equipment leases.

               (b) To the best of TEAMWorks' knowledge, no party to any such contract, agreement or arrangement intends to cancel, withdraw, modify or amend such agreement or arrangement or return a product for reimbursement or discontinue any provision of agreed upon services.

               (c) TEAMWorks has performed all material obligations required to be performed by it on or prior to the date hereof under each material contract, obligation, commitment, agreement, undertaking, arrangement or lease referred to in this Agreement or any exhibit hereto, and it is not in material

                                      12.

default, breach or violation thereunder, or under any other material agreements, and is not aware of any facts from which it should reasonably conclude that it will not be able to perform all material obligations required to be performed by it subsequent to the date hereof under each such agreement.

          2.11 Intellectual Property Rights.
               ----------------------------

               (a) TEAMWorks has sufficient right, title and interest in and to all patents, trademarks, license rights, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes (collectively, "Intellectual Property") necessary for or used in its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is it bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity. It has not received any communications nor is it aware of any entity alleging that it has violated or, by conducting its business as proposed, would violate any Intellectual Property of any other person or entity. To the best of its knowledge after due inquiry, none of its employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of TEAMWorks or that would conflict with its business as proposed to be conducted. Neither the execution nor delivery of this Agreement or the Agreement of Merger, nor the carrying on of its business by its employees or consultants, nor the conduct of its business as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees, or consultants to the best of its knowledge, after due inquiry, or the Company is now obligated. TEAMWorks does not believe it is or will be necessary to utilize any inventions of any of its employees or consultants (or persons it currently intends to hire as service providers) made prior to their employment by it. The TEAMWorks Letter also sets forth all patents, patent applications, trademarks (registered or unregistered), license agreements, independent contractor or consulting agreements and any other Intellectual Property that requires a consent or waiver to consummate the transactions contemplated in this Agreement. All of TEAMWorks' license agreements with respect to its Intellectual Property are in writing and evidence legitimate ownership of such rights in TEAMWorks. All royalty obligations of TEAMWorks are listed in the TEAMWorks Letter. No claims for royalties have been, are or, to the best of its knowledge after due inquiry, will be asserted against TEAMWorks.

                                      13.

No invention that is shown as being owned by any individual service provider of TEAMWorks is necessary for the conduct of TEAMWorks' business.

               (b) None of TEAMWorks nor, to its best knowledge after due inquiry, any of its service providers is making use of any confidential information of third parties or any confidential information in which any of its present or past employees or other service providers, has claimed a proprietary interest; and TEAMWorks is not actually aware of any facts that would give rise to such a claim. To best knowledge of TEAMWorks after due inquiry, no TEAMWorks service provider is in violation or as a result of the Merger would be in violation of any agreement with any former employer.

               (c) Without limiting the generality of the foregoing representations, TEAMWorks and the Stockholders expressly represent and warrant that:

                    (i) TEAMWorks has satisfied all obligations pursuant to any and all consulting agreements and TEAMWorks is not using nor has it developed any derivatives or modifications thereof;

                   (ii) TEAMWorks has no reasonable basis to believe that it has any present or future liability under any agreement to (a) provide indemnification for infringement of any third party rights or otherwise; or (b) provide updates, enhancements, modifications, bug fixes, support, maintenance or the like of any products, or technology; and

                  (iii) TEAMWorks has not entered into nor negotiated with others to enter into any consulting agreements, software development agreements, license agreements or similar agreements.

          2.12 Employees and Employee Benefit Plans.
               ------------------------------------

               (a) Other than as set forth in the TEAMWorks Letter (such plans, the "2.12 Plans"), TEAMWorks is not a party to any pension, profit sharing, savings, retirement or other deferred compensation plan, any employee stock option, stock bonus or stock purchase plan, or any bonus or incentive program, or any group health plan (whether insured or self-funded), or any disability or group life insurance plan or other employee welfare benefit plan, or to any collective bargaining agreement or other agreement, written or oral, with any trade or labor union, employees association or similar organization, TEAMWorks is not a party to, nor has it made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as

                                      14.

defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          With respect to each such 2.12 Plan, TEAMWorks has furnished to Optika and Optika Sub or their counsel complete and accurate copies of the plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and to the extent still in its possession any material employee communications relating thereto). With respect to each of the 2.12 Plans subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, TEAMWorks has prepared in good faith and timely filed all requisite governmental reports and has properly and timely posted or distributed all notices, reports and summary plan descriptions to employees required to be filed, posted or distributed with respect to each such 2.12 Plan. Each such 2.12 Plan has at all times been operated and administered in all material respects in accordance with its terms and all applicable laws, including, but not limited to, ERISA and the Code.

               (b) There are no strikes or labor disputes pending or threatened by or any attempts at union organization of any TEAMWorks employees. No employee or group of employees whose continued services are material to TEAMWorks' business as presently conducted and as intended to be conducted has terminated employment and, to the best of TEAMWorks' knowledge after due inquiry, there is none that intends to do so.

               (c) TEAMWorks has attached in the Letter to Optika and Optika Sub a full and complete list of all directors, officers, employees, independent contractors, and consultants of TEAMWorks as of the effective time of the Merger, specifying their names and job title, the total amount of base salary, whether fixed or commission or a combination thereof. The employment of each of TEAMWorks' employees is "at will" employment. TEAMWorks does not have any obligation (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any of such employees any severance benefits in connection with their termination of employment or service. In addition, no severance pay will become due to any TEAMWorks employees or other service providers in connection with the Merger, as a result of any TEAMWorks agreement, plan or program. TEAMWorks does not owe and has not accrued any bonuses or vacation pay or retirement benefits to any service provider or former service provider. TEAMWorks has not entered into any consulting agreements with any service providers who owe services to TEAMWorks or are owed compensation by TEAMWorks for services provided. To the best of its knowledge, after due inquiry, none of the TEAMWorks service providers is or will be in violation of

                                      15.

any judgment, decree, or order, or any term of any employment contract, patent or trademark disclosure agreement, or other contract or agreement relating to the relationship of any such service provider with TEAMWorks or any other party because of the nature of the business conducted or to be conducted by TEAMWorks or to the use by the service provider of such service provider's best efforts with respect to such business. TEAMWorks is not aware that any officer or employee, or that any group of employees, intends to terminate their employment with it, nor does it have a present intention to terminate the employment of any of the foregoing. TEAMWorks has not made any oral or written promise to its employees regarding any payments to be made or received under the TEAMWorks Pension Plan.

               (d) No TEAMWorks plan is subject to Section 412 of the Code.

               (e) TEAMWorks has not violated any of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") applicable to its employees prior to the Effective Time of the Merger.

               (f) TEAMWorks knows of no basis for the disqualification of any "employee pension benefit plan" as defined in Section 3(2) of ERISA ("TEAMWorks Pension Plan") subject to Section 401(a) of the Code.

               (g) Neither TEAMWorks nor any TEAMWorks Pension Plan, nor any trustee or administrator thereof, nor any party in interest (as defined in Section 3(14) of ERISA) or disqualified person (as defined in Section 4975(e)(2) of the Code) with respect to such plan has engaged in any transaction which would subject TEAMWorks, the TEAMWorks Pension Plan, any trust created under such plan, or any trustee or administrator thereof, or any party dealing with such TEAMWorks Pension Plan or any such trust to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4979 of the Code. TEAMWorks has no knowledge of any breach of fiduciary duties owed to TEAMWorks Pension Plan participants pursuant to the provisions of Part 4 of Title I of ERISA.

               (h) There are no pending claims by or on behalf of any of the TEAMWorks Pension Plans, by any employee or beneficiary covered under any such TEAMWorks Pension Plan, or otherwise involving any such TEAMWorks Pension Plan (other than routine claims for benefits).

               (i) There are no "reportable events" under Section 4043 of ERISA with respect to any TEAMWorks Pension Plan subject to Title IV of ERISA, and neither TEAMWorks nor any of its affiliates has incurred any liability under Title IV of ERISA

                                      16.

in connection with the termination of any TEAMWorks Pension Plan or the complete or partial withdrawal from any multiemployer plan within the meaning of Section 3(37) of ERISA.

          2.13 Proprietary Information and Inventions and Confidentiality
               ----------------------------------------------------------
Agreements.  Each employee, consultant, service provider, officer and director
- ----------
of TEAMWorks has executed a proprietary information and inventions and confidentiality agreement, copies of which have been provided to counsel to Optika and Optika Sub. To the best of its knowledge, after due inquiry, none of such persons is in violation thereof, and TEAMWorks will use its best efforts to prevent any such violation.

          2.14 Powers of Attorney.  No person holds a power of attorney from
               ------------------
TEAMWorks.

          2.15 Compliance with Laws.  The business and operations of TEAMWorks
               --------------------
are in compliance with all foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity, except where TEAMWorks' failure to so comply would not have a materially adverse effect on TEAMWorks or its properties. TEAMWorks has all valid and current permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments (and each is in full force and effect), and TEAMWorks has made all filings and registrations and the like necessary or required by law to conduct its business except where its failure to do so would not have a materially adverse effect on TEAMWorks or its properties. TEAMWorks has not received any governmental notice within two years of the date hereof of any violation by TEAMWorks of any such laws, rules, regulation or orders. TEAMWorks is not in material default or material noncompliance under any such permits, consents, or similar instruments except where such default or noncompliance would not have a materially adverse effect on TEAMWorks or its properties.

          2.16 Absence of Litigation.  Neither TEAMWorks nor, to the best of its
               ---------------------
knowledge, any of its officers or directors is engaged in, or has received any threat of, any litigation, arbitration, investigation or other proceeding relating to it, its employee benefit plans, property, business, assets, licenses, permits or goodwill, or against or affecting the Merger or the actions taken or contemplated in connection therewith, nor, to the best of its knowledge, is there any reasonable basis therefor. There is no action, suit, proceeding or investigation pending or threatened against TEAMWorks that questions the validity of this Agreement or the Agreement of Merger, or the right of TEAMWorks to enter into this Agreement or the Agreement of Merger, or to consummate the transactions contemplated hereby

                                      17.

or thereby. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to it) by any employee or consultant with respect to any matter or involving the prior employment of any of its employees, their use in connection with its business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. There is no action, suit, proceeding or investigation by TEAMWorks currently pending or which it intends to initiate. Neither TEAMWorks nor, to the best of its knowledge, any of its officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person.

          2.17 No Brokers.  TEAMWorks is not obligated for the payment of fees
               ----------
or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger, or in connection with any transaction contemplated hereby or thereby.

          2.18 Accuracy of Documents and Information.  The copies of all
               -------------------------------------
instruments, agreements, other documents and written information delivered by TEAMWorks to Optika and Optika Sub or their counsel are and will be complete and correct in all material respects as of the date of delivery thereof. No representations or warranties made by TEAMWorks in this Agreement, nor any document, written information, statement, financial statement, letter, certificate or exhibit prepared and furnished or to be prepared and furnished by TEAMWorks or its representatives or TEAMWorks Stockholders to Optika and Optika Sub pursuant hereto or in connection with the transactions contemplated hereby taken as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. There is no presently existing event, fact or condition that could or would have a material adverse effect upon the business, properties, condition (financial or otherwise) or results of operations of TEAMWorks that could reasonably be expected to do so, which has not been set forth in this Agreement or the exhibits hereto or otherwise disclosed by TEAMWorks to Optika and Optika Sub in writing.

          2.19 Taxes.
               -----

               (a) Definitions.  For purposes of this Agreement:
                   -----------

                    (i) the term "Taxes" means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll,

                                      18.

employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and the term "Tax" means any one of the foregoing Taxes; and

                    (ii) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

               (b) TEAMWorks has properly completed and filed on a timely basis and in correct form all Returns required to be filed on or prior to the date of this Agreement. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of TEAMWorks or any other information required to be shown thereon. An extension of time within which to file any Return that has not been filed has not been requested or granted. TEAMWorks will properly complete and file on a timely basis and in correct form all Returns required to be filed on or prior to the Closing, and will provide Optika and Optika Sub the opportunity to review and comment on any such material Return prior to its filing.

               (c) With respect to all amounts in respect of Taxes imposed upon TEAMWorks, or for which TEAMWorks is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the date of Closing, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by TEAMWorks to taxing authorities or others on or before the date of this Agreement have been paid. Except for current periods with respect to which taxes are not yet due, TEAMWorks does not owe any taxes on compensation paid to any of its employees.

               (d) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. No extensions or waivers of statutes of limitations with respect to the Returns have been given by or requested from TEAMWorks. The TEAMWorks Letter sets forth: (i) the taxable

                                      19.

years of TEAMWorks as to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Returns have not yet been filed. Except to the extent indicated in the TEAMWorks Letter, all deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Financials of TEAMWorks, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Financials of TEAMWorks.

               (e) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of TEAMWorks.

               (f) TEAMWorks is not a party to or bound by (nor will TEAMWorks become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement.

               (g) TEAMWorks has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, and each of the subsidiaries of TEAMWorks has never been a member of an affiliated group of corporations, within the meaning of
Section 1504 of the Code, except where TEAMWorks was the common parent corporation of such affiliated group.

               (h) TEAMWorks has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it.

               (i) TEAMWorks has not elected to be treated as an S Corporation pursuant to Section 1362(a) of the Code.

               (j) None of the assets of TEAMWorks is property that TEAMWorks is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

               (k) None of the assets of TEAMWorks directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

                                      20.

               (l) None of the assets of TEAMWorks is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               (m) TEAMWorks has not made or will not make a deemed dividend election under Treas. Reg. (S) 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code.

               (n) TEAMWorks has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method or otherwise.

               (o) TEAMWorks has not participated in (and, prior to the Merger, will not participate in) an international boycott within the meaning of Section 999 of the Code.

               (p) TEAMWorks is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with the Merger, any change of control of TEAMWorks or any other transaction contemplated by this Agreement, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

               (q) TEAMWorks is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

               (r) No Stockholder of TEAMWorks is other than a United States person within the meaning of the Code.

               (s) TEAMWorks does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and TEAMWorks has not engaged in a trade or business within any foreign country.

               (t) Except as set forth in the TEAMWorks Letter, TEAMWorks is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

               (u) TEAMWorks' basis, and excess loss account, if any, in each subsidiary of TEAMWorks, is set forth in the TEAMWorks Letter. The earnings and profits (and any adjustment required by Section 1503(e) of the Code) for each subsidiary are set forth in the TEAMWorks Letter.

                                      21.

               (v) The unpaid Taxes of TEAMWorks as of December 31, 1992, and November 22, 1993, do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in TEAMWorks' balance sheets as at December 31, 1992, and November 22, 1993, respectively. No Tax liability of TEAMWorks has been incurred since December 31, 1992, other than in the ordinary course of business and an adequate reserve on the Financials has been made for all Taxes since that date.

               (w) All material elections with respect to Taxes affecting TEAMWorks as of the date of this Agreement are set forth in the TEAMWorks Letter. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Optika and Optika Sub.

               (x) The TEAMWorks letter summarizes (i) any foreign Tax holidays that TEAMWorks has in any jurisdiction, including the nature, amount and lengths of such Tax holiday, (ii) any transfer pricing agreements or other arrangements that have been established by TEAMWorks in any foreign jurisdiction, and (iii) any expatriate tax programs or policies affecting TEAMWorks.

               (y) TEAMWorks is not currently and never has been subject to the reporting requirements of Section 6038A of the Code.

               (z) TEAMWorks will pay the expenses, if any, of TEAMWorks and of the stockholders of TEAMWorks incurred in connection with the Merger.

               (aa) TEAMWorks has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) in contemplation of the Merger or during the period ending at the Effective Time of the Merger and beginning with the commencement of negotiations (whether formal or informal) with Optika regarding the Merger (the "Pre-Merger Period")) other than (i) in the ordinary course of business and (ii) payments for expenses incurred in connection with the Merger. TEAMWorks has no plan or intention to sell or otherwise dispose of any of its assets or of any of the assets acquired from Optika Sub in the Merger except for dispositions made in the ordinary course of business or the payment of expenses incurred by TEAMWorks pursuant to the Merger.

               (ab) At the time of the Merger, except as specified in, or disclosed in a schedule or exhibit to, this Agreement, TEAMWorks will have no outstanding warrants, options or convertible securities nor any other type of right outstanding

                                      22.

pursuant to which any person could acquire shares of TEAMWorks capital stock or any other equity interest in TEAMWorks. TEAMWorks has not declared any dividends on shares of TEAMWorks Preferred Stock or Common Stock.

               (ac) TEAMWorks has no obligation, understanding, agreement or intention to issue additional shares of stock after the Merger that would result in Optika losing control (within the meaning of Section 368(c)(1)) of Optika Sub.

               (ad) Other than shares of TEAMWorks capital stock or options to acquire TEAMWorks capital stock issued as compensation to present or former service providers (including, without limitation, employees and directors) of TEAMWorks in the ordinary course of business, no issuances of TEAMWorks capital stock or rights to acquire TEAMWorks capital stock have occurred or will occur during the Pre-Merger Period.

               (ae) Cash or other property paid to employees of TEAMWorks during the Pre-Merger Period has been or will be in the ordinary course of business or pursuant to agreements entered into prior to the Pre-Merger Period.

               (af) None of the amounts paid by TEAMWorks and treated as compensation for services or a covenant not to compete received by any stockholder-employees of TEAMWorks will be separate consideration for, or allocable to, any of their shares of TEAMWorks capital stock; and the compensation paid by TEAMWorks to any stockholder-employees of TEAMWorks will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

               (ag) No direct or indirect subsidiary of TEAMWorks owns any shares of TEAMWorks capital stock.

               (ah) No "poison pill" or similar rights will be associated with shares of TEAMWorks capital stock on or prior to the date of the Merger.

               (ai) In the Merger, shares of TEAMWorks capital stock representing "Control" of TEAMWorks will be exchanged solely for voting stock of Optika; at the time of the Merger, there will exist no rights to acquire TEAMWorks capital stock or to vote (or restrict or otherwise control the vote of) TEAMWorks capital stock which, if exercised, could affect Optika's acquisition and retention of Control of TEAMWorks. For purposes of this paragraph, shares of TEAMWorks capital stock exchanged in the Merger for cash and other property will be treated as TEAMWorks capital stock outstanding on the date of the Merger but not exchanged for voting stock of Optika. As used herein,

                                      23.

"Control" of a corporation shall consist of ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of the corporation. For purposes of determining Control, a person shall not be considered to own voting stock if rights to vote such stock (or to restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person.

          2.20 Other Taxes.
               -----------

               (a) The hours worked by and payments made to TEAMWorks' employees have not been, to the best of its knowledge, in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters.

               (b) All payments due from TEAMWorks on account of employee health and welfare insurance have been paid or accrued as a liability on its balance sheets as at December 31, 1992, and November 22, 1993.

               (c) All severance and vacation payments by TEAMWorks which are or were due under the terms of any agreement have been paid or accrued as a liability on its balance sheets as at December 31, 1992, and November 22, 1993.

          2.21 Compliance with Instruments.  TEAMWorks is not in violation of or
               ---------------------------
conflict with, breach of or in default under (either with the giving of notice or the passage of time or both) any term or provision of its current Articles of Organization or Bylaws. TEAMWorks is not in material violation of or conflict with, breach of or in default under (either with the giving of notice or the passage of time or both) any agreement, arrangement, contract, lease or other instrument to which it or its properties is or may be subject.

          2.22 Foreign Status.  TEAMWorks is not a foreign corporation, foreign
               --------------
partnership, foreign trust or foreign establishment (as each such term is defined in the Code).

          2.23 Consents and Approvals.  The TEAMWorks Letter lists all consents
               ----------------------
and approvals required for the execution and delivery of this Agreement by TEAMWorks and the consummation of the Merger by TEAMWorks, including those that are necessary because of the transactions contemplated by this Agreement or those which a third party has decided are necessary to avoid the loss of the rights to use TEAMWorks' Intellectual Property or other rights.

                                      24.

          2.24 Accounts Receivable.  The accounts receivable shown on the
               -------------------
Financials as of December 31, 1992, and November 22, 1993, and thereafter formulated by TEAMWorks, consisted only of items that are fully collectible, good and payable within sixty days after the Closing. The TEAMWorks Letter lists all accounts receivable, unbilled invoices and other debts due or recorded in the records of TEAMWorks. The amount of all accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of TEAMWorks as being due to TEAMWorks as at the Closing will be good, payable and collectible in full in the ordinary course of business within sixty days after the Closing; no contest with respect to the amount or validity of any amount is pending; and none of such accounts receivable or other debts is or will at the Closing be subject to any counterclaim or set-off. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of TEAMWorks which is consistent with GAAP applied on a consistent basis.

          2.25 Offices, Capital Equipment.  The offices and capital equipment of
               --------------------------
TEAMWorks are in good operating condition and repair, normal wear and tear excluded, and are adequate for the uses to which they are being put; and none of such offices or capital equipment is in need of maintenance or repairs except for ordinary and routine maintenance and repairs that are not material in nature or cost.

          2.26 Inventory.  The inventories shown on the Financials as of
               ---------
December 31, 1992, and November 22, 1993, or thereafter acquired by TEAMWorks, consisted of items of a quantity and quality usable or salable in the ordinary course of its business. Since November 22, 1993, TEAMWorks has continued to replenish inventories in a normal and customary manner consistent with past practices. TEAMWorks has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. TEAMWorks does not have any sole source suppliers and has been and is able to acquire component parts from multiple sources on a timely basis. The values at which inventories are carried reflect the inventory valuation policy of TEAMWorks which is consistent with its past practice and in accordance with GAAP applied on a consistent basis.

          2.27 No Undisclosed Liabilities.  There is no outstanding claim,
               --------------------------
liability or obligation of any nature, whether absolute, accrued, known or unknown, contingent or otherwise, other than the liabilities and obligations that are fully reflected, accrued or reserved against on the Financials for which the reserves are appropriate and reasonable.

                                      25.

          2.28 Related Party Transactions.  No employee, officer or director of
               --------------------------
TEAMWorks or member of his or her immediate family is indebted to TEAMWorks, nor is TEAMWorks indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of TEAMWorks' knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which TEAMWorks is affiliated or with which TEAMWorks has a business relationship, or any firm or corporation that competes with TEAMWorks, except that the employees, officers or directors of TEAMWorks and members of their immediate families may own stock in publicly traded companies that may compete with TEAMWorks. No member of the immediate family of any officer or director of TEAMWorks is directly interested in any material contract with TEAMWorks.

          2.29 Section 83(b) Elections.   All individuals who have purchased
               -----------------------
shares of TEAMWorks Common Stock have timely filed valid elections under Section 83(b) of the Code (and delivered all notices required in connection therewith) and any analogous provisions of applicable state law.

          2.30 Customers.  TEAMWorks has not been informed by any of its ten
               ---------
largest customers during the past twelve (12) months (determined on the basis of shipments during such period) that such customer has terminated, or intends to reduce or terminate during the next twelve (12) months, the amount of business conducted with TEAMWorks.

          2.31 Certification of Profitability.  TEAMWorks has performed current
               ------------------------------
cost-to-completion on all of its contracts and, to the best of its knowledge and belief, all contracts will be completed profitably (after taking into account all anticipated costs and reimbursements). Exhibit 2.31 contains a list of all contracts in which a loss is anticipated and such loss amount with an explanation or analysis therein.

                                   ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF
                             OPTIKA AND OPTIKA SUB

          Except as set forth in the disclosure letter dated the date of this Agreement, certified by the President and Secretary of Optika and delivered by Optika to TEAMWorks (the "Optika Letter"), which disclosures shall be deemed representations, warranties and covenants hereunder, each of Optika and Optika Sub represents and warrants to TEAMWorks and TEAMWorks Stockholders as follows:

          3.1  Organization and Standing.
               -------------------------

                                      26.

               (a) Each of Optika and Optika Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify could or would have a material adverse effect upon its business, properties, condition (financial or otherwise) or results of operations.

               (b) Each of Optika and Optika Sub has delivered or make available to TEAMWorks complete and accurate copies of its current Articles or Certificate of Incorporation and Bylaws, as the case may be, and minutes of all of its directors' and share/stockholders' meetings.

          3.2  Subsidiaries.  Except as set forth in the Optika Letter, Optika
               ------------
does not own or control, directly or indirectly, any corporation, partnership, business, trust or other entity, except Optika Sub.

          3.3  Authority, Approval and Enforceability.
               --------------------------------------

               (a) Subject to obtaining the required approval of Optika, as sole stockholder of Optika Sub, each corporation has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Agreement of Merger, as the case may be, and all corporate action on their respective parts necessary for such execution, delivery and performance has been duly taken.

               (b) Subject to obtaining all necessary consents, the execution and delivery by each of Optika and Optika Sub, as the case may be, of this Agreement and the Agreement of Merger do not, and the performance and consummation of the transactions contemplated by this Agreement and the Agreement of Merger will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of its current Articles or Certificate of Incorporation or Bylaws, as the case may be, or, any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment, or any agreement, lease or other instrument to which either is a party or to which any of its assets is subject.

               (c) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative

                                      27.

body is required on its part for the consummation by each of Optika and Optika Sub, as the case may be, of the transactions contemplated by this Agreement and the Agreement of Merger, except (i) any tax clearance certificate referred to in
Section 5.16, (ii) any blue sky approvals referred to in Section 5.11 and (iii) the filing of the Agreement of Merger and related officers' certificates with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts.

               (d) Upon due execution and delivery by Optika and Optika Sub, this Agreement and the Agreement of Merger will be the legal, valid and binding obligation of each of them, to the extent applicable, enforceable against such parties in accordance with the respective terms hereof and thereof, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the availability of equitable remedies, and, with respect to the Agreement of Merger, subject to Optika Sub obtaining the required approval of its sole stockholder and TEAMWorks obtaining the required approval of its stockholders.

          3.4  Financial Statements.
               --------------------

               (a) Optika has delivered to TEAMWorks complete copies of its audited balance sheet as at December 31, 1992 (the "Audited Financials"), which have been audited by its independent certified public accountants. Optika's Audited Financials present fairly its financial position as of that date in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis.

               (b) Optika has delivered to TEAMWorks an unaudited balance sheet as of December 31, 1993 (the "Unaudited Financials"). Optika's Unaudited Financials present fairly its financial condition as of December 31, 1993. The Audited Financials and the Unaudited Financials are hereinafter collectively referred to as the "Financials."

          3.5  Changes.  Since December 31, 1993, there has not been:
               -------

               (a) any change in its assets, liabilities, financial condition, or operating results from that reflected in the Financials, except changes in the ordinary course of business that have not been, in the aggregate, material;

               (b) any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting its business, properties, prospects, or financial condition (as such

                                      28.

business is presently conducted and as it is proposed to be conducted);

               (c) any waiver or compromise by it of a valuable right or of a debt owed to it;

               (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by it, except in the ordinary course of business and that is not material to its business, properties, prospects, or financial condition (as such business is presently conducted and as it is proposed to be conducted);

               (e) any material change to a contract or arrangement by which it or any of its assets is bound or subject;

               (f) any material change in any compensation arrangement or agreement with any employee, consultant, officer, director or stockholder;

               (g) any sale, assignment, or transfer of any patents, trademarks, copyrights, trade secrets, or other intangible assets other than ordinary course of business product licenses;

               (h) any resignation or termination of employment of any of its key officers; and Optika and Optika Sub to the best of their knowledge, do not know of the impending resignation or termination of employment of any such officer;

               (i) notification that there has been a loss of order or contract cancellation by any of its customers;

               (j) any mortgage, pledge, transfer of a security interest in, or lien created by it, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

               (k) any loans or guarantees made by it to or for the benefit of its employees, officers, or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

               (l) any declaration, setting aside, or payment or other distribution in respect of any of its capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by it;

               (m) any other event or condition of any character that could reasonably be expected to result in a material adverse

                                      29.

effect upon the business, properties, condition (financial or otherwise) or results of operations of Optika; or

               (n) any agreement or commitment by it to do any of the things described in this Section 3.5.

          3.6  Returns.  Optika has not had any of its products returned by a
               -------
purchaser, user or distributor thereof, other than for minor, nonrecurring warranty problems. Optika is not aware of any pending warranty claims since January 1, 1992.

          3.7  Insurance.  Optika maintains policies of insurance covering its
               ---------
assets, properties and business in types and amounts customary for similarly sized companies engaged in similar businesses. To the best knowledge of Optika, it is in compliance with each of such policies such that none of the coverage provided under such policies has been invalidated.

          3.8  Compliance with Laws.  The business and operations of Optika are
               --------------------
in compliance with all foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity, except where Optika's failure to so comply would not have a materially adverse effect on Optika or its properties. Optika has all valid and current permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments (and each is in full force and effect) and Optika has made all filings and registrations and the like necessary or required by law to conduct its business, except where its failure to do so would not materially adversely affect Optika or its properties. Optika has not received any governmental notice within two years of the date hereof of any violation by Optika of any such laws, rules, regulation or orders. Optika is not in material default or material noncompliance under any such permits, consents, or similar instruments, except where such default or noncompliance would not adversely affect Optika or its properties.

          3.9  Absence of Litigation.  Other than as set forth in the Optika
               ---------------------
Letter, neither Optika nor, to the best of its knowledge, any of its officers or directors is engaged in, or has received any threat of, any litigation, arbitration, investigation or other proceeding relating to it, its employee benefit plans, property, business, assets, licenses, permits or goodwill, or against or affecting the Merger or the actions taken or contemplated in connection therewith, nor, to the best of its knowledge, is there any reasonable basis therefor. There is no action, suit, proceeding or investigation pending or threatened against Optika that questions the validity of this Agreement or the Agreement of Merger, or the right of Optika or Optika Sub to

                                      30.

enter into this Agreement or the Agreement of Merger, as the case may be, or to consummate the transactions contemplated hereby or thereby. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to Optika) involving the prior employment of any of its employees, their use in connection with its business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Other than as set forth in the Optika Letter, there is no action, suit, proceeding or investigation by Optika currently pending or which it intends to initiate. Neither Optika nor, to the best of its knowledge, any of its officers or directors is bound by any judg ment, decree, injunction, ruling or order of any court, govern mental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person which would or could have a material adverse effect.

          3.10 No Brokers.  Optika is not obligated for the payment of fees or
               ----------
expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger, or in connection with any transaction contemplated hereby or thereby.

          3.11 Capitalization.
               --------------

               (a) Optika's capitalization (common stock, preferred stock, warrants and options and any other issued or granted security) is as set forth in the Optika Letter.

               (b) All of the issued and outstanding shares of Optika's capital stock have been duly authorized, validly issued, are fully paid and nonassessable, and such capital stock has been issued in full compliance with all applicable federal and state securities laws.

               (c) Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any share of Optika's capital stock.

               (d) Optika is not a party or subject to any agreement or understanding and there is no agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of Optika.

               (e) Optika does not have outstanding any preemptive or subscriptions rights, options, warrants, rights to convert, capital stock equivalents or other rights to purchase or

                                      31.

otherwise acquire any of Optika's capital stock or other securities.

          3.12 Dilutive Issuance.   The consummation of the Merger and the
               -----------------
issuance of Optika Common Stock to the Stockholders and the assumption of outstanding TEAMWorks options will not trigger any anti-dilution adjustment to the conversion price of the preferred stock of Optika.

          3.13 Intellectual Property Rights.  Optika has sufficient right, title
               ----------------------------
and interest in and to all Intellectual Property necessary for or used in its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others. Optika has not received any communications, nor is it aware of any entity, alleging that it has violated or, by conducting its business as proposed, would violate any Intellectual Property of any other person or entity. All of Optika's license agreements with respect to its Intellectual Property are in writing and evidence legitimate ownership of such rights in Optika.

          3.14 Employee Benefit Plans.  Optika does not have or otherwise
               ----------------------
contribute to or participate in any "employee benefit plan," including, without limitation, any pension and welfare benefit plans, as defined by ERISA. Optika is not a party to, not has it made any contribution to or otherwise incurred any obligation under, any "multiemployer plan," as defined by ERISA. With respect to any employee benefit plan that is regulated by, or subject to, ERISA, neither Optika nor any "affiliate" (as defined by ERISA) has failed to make any contribution or pay any amount due as required by ERISA or under the terms of any such plan, and there are no facts existing which have resulted in, or may reasonably be expected to result in, the imposition of any liability on Optika or any "affiliate" (as defined by ERISA) either under such plans or under ERISA.

          3.15 Tax Matters.
               -----------

               (a) Optika Sub is a newly formed corporation and a wholly owned subsidiary of Optika. Optika Sub will not, prior to the Closing, transact any business except in connection with the transactions contemplated by this Agreement and the Agreement of Merger.

               (b) Optika is, and will be at the Closing, in "control" of Optika Sub within the meaning of Section 368(a)(2)(E) of the Code. Following the Closing, Optika intends to maintain "control" of Optika Sub and will not transfer, sell, assign or otherwise alienate any of the shares of Optika Sub or discontinue the business of TEAMWorks if such action would result

                                      32.

in the disqualification of the transaction as a reorganization within the meaning of Section 368 of the Code.

                                   ARTICLE 4

                       COVENANTS OF OPTIKA, OPTIKA SUB,
                        THE STOCKHOLDERS AND TEAMWORKS

          Each of Optika, Optika Sub the Stockholders and TEAMWorks, as the case may be, covenants to the other, except as expressly provided otherwise herein, as follows:

          4.1  Maintenance of Business.
               -----------------------

               (a) During the period from the date hereof to the Effective Time, it shall carry on and preserve its business, goodwill and its relationships with customers, suppliers, officers, employees, agents and others in substantially the same manner as it did prior to the date of this Agreement. It will use its best efforts to keep and maintain the existing favorable business relationship with each of such customers, suppliers, officers, employees and agents. If it becomes aware of a deterioration in a relationship with any customer, supplier, officer, employee or agent which is material to its business or prospects, it will promptly bring such information to the attention of the other and will use its best efforts to restore such relationship or establish a reasonable replacement relationship, as may be appropriate.

               (b) TEAMWorks agrees to consult with Optika concerning any operating decisions (including, without limitation, proposed employee hiring, layoff and termination decisions), other than in the ordinary course of business. Notwithstanding the foregoing, TEAMWorks expressly acknowledges that TEAMWorks alone shall make such operating decisions and shall be solely responsible for their implementation, consequences and liabilities, if any.

          4.2  Absence of Certain Changes.  Prior to the Closing, except as
               --------------------------
expressly permitted or contemplated hereby, TEAMWorks will not, without Optika's prior written consent:

               (a) incur any additional indebtedness for money borrowed or guarantee any indebtedness or obligation of any other party, other than in the ordinary course of business;

               (b) set aside or pay any dividend or distribution of assets to, or repurchase any of its stock from any of its Stockholders, except for one income tax payment in accordance with historical practice.

                                      33.

               (c) issue or grant any securities or securities convertible into capital stock or grant or issue any options, warrants or rights to subscribe for its capital stock or securities convertible into its capital stock (except for the exercise of all outstanding warrants);

               (d) enter into, amend or terminate any employment or consulting agreement or any similar agreement or arrangement;

               (e) increase the compensation payable or to become payable to any of its officers, employees or agents above the amount payable as of November 22, 1993, or adopt or amend any employee benefit plan or arrangement;

               (f) acquire or dispose of any properties or assets used in its business except in the ordinary course of business;

               (g) waive any statute of limitations so as to extend any tax or other liability;

               (h) permit any change in the nature of its status as a developer and marketer of software products or the manner in which its books and records are maintained;

               (i) create or suffer to be imposed any lien, mortgage, security interest or other charge on or against its properties or assets;

               (j) enter into, amend or terminate any lease of real or personal property otherwise than in the ordinary course of business;

               (k)  amend its Articles of Organization or Bylaws;

               (l) engage in any activities or transactions outside the ordinary course of its business as conducted at the date hereof;

               (m) make any amendments or changes in any instruments, agreements, other documents or written information delivered by it or its representatives to Optika or Optika Sub or either of their representatives; or

               (n) accelerate the vesting of any employee stock benefit (including vesting under stock purchase agreements or exercisability of stock options).

          4.3  Actions Contrary to Stated Intent.  Each party will use its best
               ---------------------------------
efforts to cause the Merger to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and

                                      34.

368(a)(2)(E) of the Code and accordingly will not knowingly, either before or after consummation of the Merger, take any action or fail to take any action which would prevent the Merger from so qualifying as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code (or be inconsistent with such qualification), or from being eligible for pooling-of-interests accounting treatment.

          4.4  Access to Information.  Each party will give to the other party
               ---------------------
and their respective accountants, legal counsel and other representatives full access, during normal business hours throughout the period prior to the Closing, to all of the properties, books, contracts, commitments and records relating to its business, assets and liabilities, and each party will furnish to the other party, their respective accountants, legal counsel and other representatives during such period all such information concerning its affairs as the other may reasonably request but subject to Section 8.10 below; provided, that any furnishing of such information pursuant hereto or any investigation by each party hereto shall not affect such party's right to rely on the representations, warranties, agreements and covenants made by the other party in this Agreement.

          4.5  Other Discussions.  From the date hereof until the Closing or the
               -----------------
termination of this Agreement in accordance with Article 7 hereof, whichever occurs first, neither TEAMWorks nor any officer, director, agent or representative of TEAMWorks will discuss or negotiate, or authorize any person or entity to discuss or negotiate on its or their behalf, with any other party, concerning the possible disposition of TEAMWorks' business, assets or capital stock.

          4.6  Continuity of Interest and Restrictions on Resale.  The
               -------------------------------------------------
Stockholders shall execute and deliver to Optika the Affiliates Letter, Continuity of Interest Certificate and the Lock Up Agreement in the form attached hereto as Exhibit 1.6.

          4.7  Best Efforts.  TEAMWorks, Optika and Optika Sub will each use
               ------------
their best efforts to cause all conditions to the Closing to be satisfied.

          4.8  Stock Options.  Optika shall assume the TEAMWorks Stock Option
               -------------
Plan, and each TEAMWorks Option that is outstanding thereunder as of the Closing shall be assumed by Optika and evidenced by an option assumption agreement substantially in the form attached hereto as Exhibit 4.8. Each assumed
                                             -----------
TEAMWorks option shall accordingly become an option to purchase the same number of shares of Optika Common Stock as the number of shares of TEAMWorks common stock subject to such TEAMWorks Option immediately prior to the Effective Time of the Merger would, if outstanding, be converted into pursuant to the Agreement of

                                      35.

Merger, rounded up to the nearest whole number of shares of Optika Common Stock, and the exercise price per share payable for the Optika Common Stock purchasable under the assumed option shall be the exercise price per share in effect immediately prior to the Effective Time of the Merger for the TEAMWorks common stock purchasable under such TEAMWorks Option proportionately adjusted and rounded up to the nearest whole cent so that the aggregate exercise price under the assumed option shall remain substantially unchanged. All the terms and conditions of each TEAMWorks Option in effect immediately prior to the assumption shall continue in full force and effect under the assumed option. Notwithstanding the foregoing, the assumption of any TEAMWorks Options that are incentive stock options by Optika pursuant to this Section 4.8 shall comply in all respects with the applicable requirements of Section 424 of the Code, and the Treasury Regulations thereunder, and the provisions of this Section 4.8 shall be deemed amended as necessary to comply therewith.

          4.9  Information to Share/Stockholders.  It will provide to all
               ---------------------------------
holders of its capital stock entitled to vote upon or consent to the Merger all information necessary to satisfy all requirements of applicable federal and state securities laws in connection with the submission of the Merger to such share/stockholders for their approval.

          4.10 TEAMWorks Payables.  TEAMWorks shall continue to pay its accounts
               ------------------
payable, including (without limitation) its payroll, amounts due under equipment and facilities leases, loan agreements and similar leases and agreements, sales and payroll taxes and trade payables, and all other taxes, in the same manner as TEAMWorks has paid such accounts payable prior to November 22, 1993.

          4.11 Consents.  Each party shall use its best efforts to obtain any of
               --------
its consents necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement.

          4.12 Tax Forms.  TEAMWorks shall not make or change any material Tax
               ---------
election, adopt or change any material Return or any amendment to a material Return, enter into any closing agreement, settle any Tax claim or assessment, or consent to any extension or waiver of limitation period applicable to any Tax claim or assessment, without the prior consent of Optika, which consent will not be unreasonably withheld.

          4.13 Commitment to Favorable Vote.  The Stockholders agree to vote all
               ----------------------------
shares of TEAMWorks Common Stock held by them (or by entities with which they are associated) in favor of the Merger.

                                      36.

          4.14 Merger Expenses.  Any expenses incurred prior to the effective
               ---------------
time shall be incurred for the incurring party's own account. TEAMWorks shall not incur in excess of $20,000 in the aggregate for all of its merger-related fees and expenses, including, without limitation, counsel, accounting and valuation fees and expenses. TEAMWorks will use its best efforts to limit all of its non merger-related fees and expenses to be incurred by it prior to or on the Closing.

          4.15 Registration Rights.  Optika shall use its best efforts to cause
               -------------------
the Registration Agreement (the "Registration Agreement"), dated as of December 21, 1993, to be amended as provided in Exhibit 4.15.

                                   ARTICLE 5

                     CONDITIONS TO OBLIGATIONS OF OPTIKA,
                  OPTIKA SUB, THE STOCKHOLDERS AND TEAMWORKS

          The obligations of Optika, Optika Sub, the Stockholders and TEAMWorks to consummate the transactions contemplated hereby are, at the election of each such party, subject to satisfaction of the following conditions by the other parties, to the extent applicable to the other parties, or waiver thereof:

          5.1  Consents and Approvals.  The parties hereto shall have obtained
               ----------------------
all consents and approvals of share/stockholders and third parties (including governmental authorities) required to consummate the transactions contemplated by this Agreement and the Agreement of Merger.

          5.2  Representations, Warranties and Agreements.  All representations
               ------------------------------------------
and warranties (including those contained in the Optika and TEAMWorks Letters) made herein by the other party and those contained in any documents executed by share/stockholders of the other party shall be true, accurate and correct in all respects as of the date made and as if made as of the Closing. The other party shall have performed all obligations and agreements undertaken by it herein to be performed at or prior to the Closing.

          5.3  Certificate.  It shall have received at the Closing a
               -----------
certificate, dated as of the Closing and executed by the other's President and Secretary or Clerk, as applicable, to the effect that the conditions set forth in Sections 5.1 and 5.2 shall have been satisfied or waived by the other party.

          5.4  Opinions of Counsel.
               -------------------

               (a) Optika and Optika Sub shall have received at the Closing the opinion of Lucash, Gesmer & Updegrove, counsel to

                                      37.

TEAMWorks, in form and substance reasonably satisfactory to Optika and Optika Sub and their counsel, substantially to the effect that, except as set forth in the TEAMWorks Letter:

                    (i) TEAMWorks is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction of the United States of America in which the nature of its business or the ownership of its properties makes such qualification necessary, except where any statutory fines or penalties or any corporate disability imposed for the failure to qualify would not materially adversely affect such corporation, taken as a whole.

                    (ii) The authorized and outstanding shares of capital stock of TEAMWorks is as set forth in the TEAMWorks Letter. All outstanding shares of TEAMWorks Common Stock have been duly and validly issued and are fully paid and nonassessable.

                   (iii) To the best of such counsel's knowledge, the transactions contemplated by this Agreement, including the Merger, will not constitute a violation of any right of first refusal, option or other restriction applicable to the transfer of any shares of TEAMWorks Common Stock pursuant to TEAMWorks' Articles of Organization or Bylaws. To the best of such counsel's knowledge, TEAMWorks does not have outstanding any common stock preemptive or subscription rights, options, warrants, rights to convert, capital stock equivalents, stock appreciation rights or other rights to purchase or otherwise acquire any of TEAMWorks' preferred stock or other securities, or to be paid any amount based on the value of any such securities.

                    (iv) TEAMWorks has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and the Agreement of Merger. TEAMWorks and its stockholders have taken all requisite corporate action to approve and adopt this Agreement and the Agreement of Merger and the performance by each of the respective obligations thereunder. This Agreement and the Agreement of Merger have been duly and validly executed and delivered by TEAMWorks and constitute legal, valid and binding obligations of TEAMWorks, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors rights and subject to general equity principles and to limitations on the availability of equitable relief, including specific performance and except that

                                      38.

no opinion shall be rendered with respect to any of the indemnification provisions contained in such agreements.

                    (v) The execution and delivery of this Agreement and the Agreement of Merger by TEAMWorks, and the performance and consummation by TEAMWorks of the transactions contemplated by such agreements, do not result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of TEAMWorks' Articles of Organization or Bylaws, or, to the best of such counsel's knowledge, any material judicial or governmental decree, order, judgment or material instrument to which TEAMWorks is a party or to which it or any of its assets is subject.

                    (vi) To the best of such counsel's knowledge, there is no consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or other governmental body (other than the filing of the Agreement of Merger and the Articles of Merger and other than consents or filings required by state and federal securities laws in connection with the issuance of Optika Common Stock or the assumption of TEAMWorks Options) or any third party required for the consummation by TEAMWorks of the transactions contemplated by this Agreement and the Agreement of Merger which has not been obtained or waived.

                    (vii) To the best of such counsel's knowledge, there is no suit, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened to which TEAMWorks is a party that might result, either individually or in the aggregate, in any material adverse change in the assets, condition or affairs of TEAMWorks.

               (b) TEAMWorks shall have received at the Closing the opinion of Brobeck, Phleger & Harrison, counsel to Optika and Optika Sub, in form and substance reasonably satisfactory to TEAMWorks and its counsel, substantially to the effect that, except as set forth in the Optika Letter:

                    (i) Each of Optika and Optika Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, has the corporate authority to own, operate or lease its properties and carry on its business as now conducted.

                    (ii) All outstanding shares of the capital stock of Optika and Optika Sub have been duly and validly issued and are fully paid and non-assessable.

                                      39.

                    (iii) Each of Optika and Optika Sub has the corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and the Agreement of Merger, as the case may be. Each of Optika and Optika Sub has taken the corporate action to approve and adopt this Agreement and the Agreement of Merger, as the case may be, and the performance of each of its respective obligations hereunder and thereunder. This Agreement and the Agreement of Merger have been duly and validly executed and delivered by each of Optika and Optika Sub, as the case may be, and constitute legal, valid and binding obligations of each of Optika and Optika Sub, as the case may be, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors rights and subject to general equity principles and to limitations on the availability of equitable relief, including specific performance and except that no opinion shall be rendered with respect to any of the indemnification provisions contained in such agreements.

                    (iv) The execution and delivery of this Agreement and the Agreement of Merger by each of Optika and Optika Sub, as the case may be, and the performance and consummation by each of Optika and Optika Sub, as the case may be, of the transactions contemplated by such agreements, do not result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of Optika's or Optika Sub's Articles or Certificate of Incorporation or Bylaws, as the case may be, or, to such counsel's knowledge, any material judicial or governmental decree, order or judgment, to which Optika or Optika Sub is a party or to which either or any of their respective assets is subject.

                    (v) To the best of such counsel's knowledge, there is no consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or other governmental body (other than the filing of the Agreement of Merger and the Articles of Merger and other than consents or filings required by state and federal securities laws in connection with the issuance of Optika Common Stock or the assumption of TEAMWorks Options) or any third party required for the consummation by Optika or Optika Sub of the transactions contemplated by this Agreement and the Agreement of Merger which has not been obtained or waived.

          5.5  No Actions.  Consummation of the transactions contemplated by
               ----------
this Agreement and the Agreement of Merger shall not violate any order, decree or judgment of any court or governmental body having jurisdiction.

                                      40.

          5.6  Proceedings and Documents.  All corporate and other proceedings
               -------------------------
in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance reasonably satisfactory to its counsel, and it shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

          5.7  Accuracy of Documents and Information.  The copies of all
               -------------------------------------
material instruments, agreements, other documents and written information delivered to the other by it or its representatives shall be complete and correct as of the Closing.

          5.8  Employment Agreements.  Each of Mr. Richard Holzman, Mr. David
               ---------------------
Holzman, Mr. Eric Brown, Mr. Kevin Ilsen and Mr. James Schuster shall have entered into an Employment Agreement substantially in the forms attached hereto as Exhibits 5.8(a), 5.8(b), 5.8(c), 5.8(d) and 5.8(e), respectively.

          5.9  Registration Agreement.  Optika, the stockholders and
               ----------------------
optionholders of TEAMWorks and certain parties shall have entered into an Amendment to the Registration Agreement in substantially the form attached hereto as Exhibit 4.15.
          ------------

          The obligations of Optika and Optika Sub to consummate the transactions contemplated hereby are, at the sole election of Optika, subject to satisfaction of each of the following conditions or waiver thereof by Optika:

          5.10 Continuity of Interest and Restrictions on Transfer.  Optika and
               ---------------------------------------------------
Optika Sub shall have received an Affiliates Letter, Continuity of Interest Certificate and Lock Up Agreement executed by each stockholder of TEAMWorks.

          5.11 Dissenting Shares.  Optika and TEAMWorks shall be satisfied that
               -----------------
all holders of shares of TEAMWorks Common Stock shall have voted in favor of the Merger.

          5.12 Blue Sky Approvals.  Optika shall have obtained all necessary
               ------------------
blue sky approvals for the issuance of the Optika Common Stock and the assumption of the TEAMWorks Options pursuant to the Merger required to be obtained prior to the Effective Time.

          5.13 Agreement/Articles of Merger.  Optika and TEAMWorks shall be
               ----------------------------
satisfied that simultaneously with the Closing, the Agreement of Merger shall have been filed in the office of the Secretary of State of the State of Delaware and the Articles of Merger shall have been filed in the office of the Secretary of State of the Commonwealth of Massachusetts.

          5.14 TEAMWorks Stock Option Plan.  Optika shall be satisfied that
               ---------------------------
TEAMWorks shall have received any regulatory, corporate and stockholder approvals that may be necessary to implement or amend TEAMWorks' 1993 Stock Plan in a form reasonably satisfactory to Optika and its counsel.

          5.15 Resignations.  Each member of the TEAMWorks Board of Directors
               ------------
and each officer of TEAMWorks shall have resigned effective as of the Closing and Optika shall have received written evidence of such resignations.

          5.16 Foreign Status Representation Letter.  TEAMWorks shall furnish
               ------------------------------------
Optika with an affidavit stating under penalty of perjury that, TEAMWorks is not a United States real property interest within the meaning of Sections 897 of the Code and will provide in such affidavit its taxpayer identification number and shall have executed a representation letter substantially in the form provided before Closing to TEAMWorks and its counsel and make such filings with such tax authorities as are reasonable requested by Optika in connection with such representations.

          5.17 Tax Clearance Certificate.  Optika and Optika Sub shall have
               -------------------------
received copies of all necessary tax clearance certificates that satisfy the requirements of all relevant state authorities.

          5.18 Documents.  Optika shall have received copies of all written
               ---------
documentation requested by it confirming the Intellectual Property rights of TEAMWorks including (a) Proprietary Information Agreements from all employees, consultants, service providers, officers and directors of TEAMWorks and (b) license or technology agreements with which TEAMWorks has contractual arrangements.

          5.19 Escrow Agreement.  The Escrow Agreement shall be executed by all
               ----------------
of the appropriate parties.

          5.20 "Pooling-of-Interests" Transaction.  Price Waterhouse shall have
               ----------------------------------
advised Optika in writing that the Merger will qualify for accounting treatment purposes as a "pooling-of-interests." All stockholders of TEAMWorks shall have executed any documents reasonably requested by Optika in order to receive such pooling-of-interests treatment.

          5.21 Exercise of Warrants.  On or prior to the Effective Time, all
               --------------------
outstanding warrants or rights to acquire capital stock of TEAMWorks shall be either exercised for shares of TEAMWorks common stock or terminated pursuant to its original terms.

                                      42.

          5.22 Representation Agreement.  Optika and Optika Sub shall have
               -------------------------
received an agreement regarding certain representations and warranties in substantially the form attached hereto as Exhibit 5.22 that has been executed by each of the optionholders of TEAMWorks.

                                   ARTICLE 6

                                   INDEMNITY

          6.1  Escrow Deposit of Optika Common Stock.  Each of the Stockholders,
               -------------------------------------
jointly and severally, agrees to indemnify, defend and hold harmless Optika and Optika Sub from and against and shall reimburse Optika and Optika Sub against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and attorneys' fees and expenses (collectively, "Losses") that Optika, TEAMWorks or Optika Sub shall incur or suffer and which arise from or are attributable to by reason of or in connection with any breach or inaccuracy of or any failure to perform or comply with any of TEAMWorks' or the Stockholders' representations, warranties, agreements or covenants contained in this Agreement (including any exhibit, letter, schedule or certificate or other instrument referred to herein) or in the Escrow Agreement.

          For purposes of the indemnification set forth herein and in the Escrow Agreement, the fair market value of one share of Optika Common Stock shall equal $7.50.

          The indemnity obligations of the Stockholders pursuant to this Section
6.1 (and the representations, warranties, covenants and other agreements set forth in this Agreement and in the Escrow Agreement) for a breach or inaccuracy of or a failure to perform or comply with any or all of TEAMWorks' or the Stockholders' representations, warranties, covenants and agreements shall terminate upon the earlier to occur of: (i) one (1) year after the Effective Time of the Merger or (ii) the date of the issuance of the first audited financial statements that contain the combined results of Optika, Optika Sub and TEAMWorks, except to the extent that claims against the Escrow Shares have been submitted or notice of the claims provided during such escrow period and only with respect to such anticipated or actual Losses arising from such claims. Notwithstanding the disclosure contained in the TEAMWorks Letter as well as any materiality or knowledge qualification set forth therein and herein with respect to any potential obligation or liability of TEAMWorks or the Stockholders for any product return or state sales or use tax, the Stockholders shall be liable, but only to the extent otherwise set forth in this Section 6.1, to TEAMWorks, Optika or Optika Sub for any Losses in excess of $10,000 (exclusive of Losses up to $10,200 with respect to the DataImage, Inc. right of

                                      43.

product return) incurred or suffered by TEAMWorks, Optika or Optika Sub for any product returns or sales and use tax obligations arising from sales or purported sales in existence on or before the date hereof.

          In any case in which claims have been asserted or are pending, all parties agree that the indemnity obligations of the Stockholders with respect to such matters shall continue in full force and effect until such matters have been settled by agreement of the parties or by resolution of such matters in accordance with the terms of the Escrow Agreement. No investigation made by or on behalf of Optika or Optika Sub with respect to TEAMWorks or the Stockholders shall be deemed to affect Optika's or Optika Sub's reliance on the representations, warranties, covenants and agreements made by TEAMWorks or the Stockholders contained in this Agreement and shall not be a waiver of Optika's or Optika Sub's rights to indemnity as herein provided for the breach or inaccuracy of or failure to perform or comply with any of TEAMWorks' or the Stockholders' representations, warranties, covenants or agreements under this Agreement or the Escrow Agreement.

          As set forth herein, the indemnity obligations of the Stockholders under this Article 6 (together with all of TEAMWorks' and the Stockholders' representations, warranties, covenants and other agreements) set forth herein shall survive the Closing. Absent fraud, this Article 6 sets forth the sole liability of the Stockholders, and the sole remedy of TEAMWorks, Optika and Optika Sub with respect to, in connection with or arising under any and all breaches of, inaccuracies in or failures to comply with or perform any of the representations, warranties, agreements or covenants of TEAMWorks and/or any Stockholders contained in this Agreement (including any exhibit, letter, schedule, certificate or instrument other than the covenants under the various employment agreements between the Stockholders and TEAMWorks and the Registration Agreement) or in the Escrow Agreement.

          6.2  Indemnity by Optika and Optika Sub.  Each of Optika and Optika
               ----------------------------------
Sub, jointly and severally, agrees to indemnify, defend and hold harmless the Stockholders from and against and shall reimburse the Stockholders against and in respect of any and all Losses that the Stockholders shall incur or suffer and which arise from or are attributable to by reason of or in connection with any breach or inaccuracy of or any failure to perform or comply with any of Optika's or Optika Sub's representations, warranties, agreements or covenants contained in this Agreement (including any exhibit, letter, schedule, certificate or instrument other than the covenants under the various employment agreements between the Stockholders and

                                      44.

TEAMWorks and the Registration Agreement) or in the Escrow Agreement.

          The indemnity obligations of Optika and Optika Sub pursuant to this
Section 6.2 (and the representations, warranties, covenants and other agreements set forth in this Agreement) for a breach or inaccuracy of any or all of Optika's or Optika Sub's representations or warranties or any failure to perform or comply with any of the Optika's or Optika Sub's agreements or covenants shall terminate upon the earlier to occur of: (i) one (1) year after the Effective Time of the Merger or (ii) the date of the issuance of the first audited financial statements that contain the combined results of Optika, Optika Sub and TEAMWorks.

          The amount of the indemnity obligations of Optika and Optika Sub under this Article 6 set forth herein shall be limited in the aggregate to the fair market value of the Escrow Shares as provided in Section 6.1 hereof, which shall constitute the sole recourse of the Stockholders under this Agreement. Absent fraud, this Article 6 sets forth the sole liability of Optika and Optika Sub, and the sole remedy of the Stockholders with respect to, in connection with or arising under any and all breaches of, inaccuracies in or failures to comply with or perform any of the representations, warranties, agreements or covenants of Optika and/or Optika Sub contained in this Agreement (including any exhibit, letter, schedule, certificate, or instrument other than the covenants under the various employment agreements between the Stockholders and TEAMWorks and the Registration Agreement) or in the Escrow Agreement.

          6.3  Limitations on Indemnity Obligations.  Notwithstanding the amount
               ------------------------------------
of indemnification available to any of the indemnified parties pursuant to Sections 6.1 and 6.2, absent fraud, the total amount available for indemnification to all of the indemnified parties under this Agreement for all Losses during the term of the indemnity period shall not exceed an amount equal to the fair market value as of the Closing of the Escrow Shares.

                                   ARTICLE 7

                                  TERMINATION

          7.1  Termination by Mutual Consent.  At any time prior to the Closing,
               -----------------------------
this Agreement and the Agreement of Merger may be terminated by mutual agreement of Optika, Optika Sub and TEAMWorks, notwithstanding approval of the Merger by the stock/shareholders of Optika Sub or TEAMWorks.

                                      45.

          7.2  Termination by Optika or Optika Sub or TEAMWorks.
               ------------------------------------------------

               (a) Optika or Optika Sub may terminate this Agreement and the Agreement of Merger at any time prior to the Closing by delivery of written notice to TEAMWorks if: (1) TEAMWorks or the Stockholders have breached or violated this Agreement in any respect and, if such breach or violation is curable, has failed to cure such violations within five (5) days of receiving written notice thereof; (2) any representation or warranty made by TEAMWorks or the Stockholders is false or inaccurate in any respect or there is any misrepresentation or omission by TEAMWorks or the Stockholders; (3) the Closing has not occurred by February 15, 1994; (4) Optika or Optika Sub determines in the exercise of its judgment that the pendency of any lawsuit or the institution or threat of any governmental or administrative action, investigation or inquiry which questions the validity or the legality of the transactions contemplated hereby or which seeks to prevent, restrain, change or obtain damages in respect of such transactions, makes it inadvisable in Optika's judgment to consummate the transactions contemplated hereby, notwithstanding that such lawsuit, action, investigation or inquiry may be deemed to be without merit; or (5) if following the completion of a due diligence investigation by Optika or Optika Sub and its advisors of TEAMWorks legal, financial, accounting, employee-related and other matters, in Optika or Optika Sub's opinion there is an adverse state of facts or circumstances or developments with regard to TEAMWorks' conditions (financial or otherwise), results of operations or prospects.

               (b) TEAMWorks may terminate this Agreement and the Agreement of Merger at any time prior to the Closing by delivery of written notice to Optika and Optika Sub if: (1) Optika or Optika Sub has breached or violated this Agreement in any respect and, if such breach or violation is curable, has failed to cure such violations within five (5) days of receiving written notice thereof; (2) any representation or warranty made by Optika or Optika Sub is false or inaccurate in any respect or there is any misrepresentation or omission by either Optika or Optika Sub; (3) the Closing has not occurred by February 15, 1994; or (4) TEAMWorks determines in the exercise of its judgment that the pendency of any lawsuit or the institution or threat of any governmental or administrative action, investigation or inquiry which questions the validity or the legality of the transactions contemplated hereby or which seeks to prevent, restrain, change or obtain damages in respect of such transactions, makes it inadvisable in TEAMWorks' judgment to consummate the transactions contemplated hereby, notwithstanding that such lawsuit, action, investigation or inquiry may be deemed to be without merit.

                                      46.

          7.3  Effect of Termination.  In the event of termination as provided
               ---------------------
above, all parties hereto shall bear their own costs associated with this Agreement and all transactions described herein and there shall be no obligation on the part of either party's officers, directors or share/stockholders; provided, that (a) Sections 8.5, 8.9, 8.10, 8.11 and 8.12 shall survive such termination and continue in full force and effect, and (b) nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

                                   ARTICLE 8

                                 MISCELLANEOUS

          8.1  Notices.  Any notice given hereunder shall be in writing and
               -------
shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by certified or registered mail, postage prepaid, as follows:

               (a)  If to Optika or Optika Sub:

                    Optika Imaging Systems, Inc., Inc.
                    5755 Mark Dabling Blvd., Suite 100
                    Colorado Springs, CO  80919
                    Attention:  Steven M. Johnson
                    Facsimile:  (719) 531-7915

               With a copy to:

                    Warren T. Lazarow, Esq.
                    Brobeck, Phleger & Harrison
                    Two Embarcadero Place
                    2200 Geng Road
                    Palo Alto, CA  94303
                    Facsimile:  (415) 496-2885

               (b)  If to TEAMWorks:

                    TEAMWorks Technologies, Inc.
                    65 Boston Post Road West, Suite 200
                    Marlboro, MA  01752-1855
                    Attention:  Richard Holzman
                    Facsimile:  (508) 460-0255

               With a copy to:

                    William Contente, Esq.
                    Lucash, Gesmer & Updegrove
                    One McKinley Square
                    Boston, MA   02109

                                      47.

                    Facsimile:  (617) 723-3357

or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

          8.2  Entire Agreement; Modifications; Waiver.  Except as set forth in
               ---------------------------------------
Section 8.10 herein, this Agreement constitutes the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto, including, without limitation, the Letter of Intent, dated November 16, 1993, by and among Optika, TEAMWorks and the Stockholders. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought. The rights available to Optika and Optika Sub pursuant to this Agreement and all exhibits hereunder shall be cumulative.

          8.3  Captions.  The captions in this Agreement are for convenience
               --------
only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

          8.4  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

          8.5  Publicity.  Except for disclosure (if any) required by any law to
               ---------
which any party is subject, the timing and content of any announcements, press releases and public statements concerning the acquisition contemplated hereby shall be by mutual agreement of Optika and TEAMWorks.

          8.6  Successors and Assigns.  No party may, without the prior express
               ----------------------
written consent of each other party, assign this Agreement in whole or in part. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

          8.7  Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of California as applied to contracts between California residents made and to be performed entirely within the State of California.

          8.8  Further Assurances.  At the request of any of the parties hereto,
               ------------------
and without further consideration, the other parties agree to execute such documents and instruments and to do

                                      48.

such further acts as may be necessary or desirable to effectuate the Merger.

          8.9  Each Party to Bear Own Costs.  Each of the parties shall pay all
               ----------------------------
costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and the Agreement of Merger and in closing and carrying out the transactions contemplated by this Agreement and the Agreement of Merger. Each of the parties and its respective advisors shall use its best efforts to minimize all Merger-related fees and expenses.

          8.10 Confidentiality and Nondisclosure Agreements.  Except as required
               --------------------------------------------
by law, statute, rule or regulation, all confidential information which shall have been furnished or disclosed by one party to the other pursuant to this Agreement shall be held in confidence pursuant hereto or pursuant to the confidential information non-disclosure agreements entered into by such parties and shall not be disclosed to any person other than their respective employees, directors, legal counsel, accountants or financial advisors, with a need to have access to such information.

          8.11 Attorneys' Fees.  In the event of any suit or other proceeding to
               ---------------
construe or enforce any provision of this Agreement or any other agreement to be entered into pursuant hereto, or otherwise in connection with this Agreement, the prevailing party's or parties' reasonable attorneys' fees and costs (in addition to all other amounts and relief to which such party or parties may be entitled) shall be paid by the other party or parties.

          8.12 Optika and TEAMWorks Personnel.  If the transaction contemplated
               ------------------------------
herein is not consummated, Optika and TEAMWorks each agree not to solicit for employment any personnel employed by the other prior to August 1, 1995, without the other party's prior written consent.

          8.13 Transfer of TEAMWorks Books and Assets.  TEAMWorks agrees, at any
               --------------------------------------
time after the Closing, upon the request of Optika or Optika Sub to do, execute, acknowledge and deliver or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, power of attorney and assurances as may be required for the better assigning, transferring, conveying and confirming to Optika, or to its successors and assigns, or for the aiding, assisting, collecting and reducing to possession of any or all of the books, records and assets of TEAMWorks. TEAMWorks and its counsel shall provide Optika and its counsel upon request all documentation covering all aspects of TEAMWorks' business operations. Stockholders agree to use their best efforts to cause their accountants to assist Optika and Optika's accountants in auditing

                                      49.

TEAMWorks' books in a public offering of the share of Optika Common Stock.

          8.14 Appointment and Indemnity of Escrow Committee.
               ---------------------------------------------

               (a) By approval of this Agreement (by written consent or at a duly authorized stockholders' meeting) the Stockholders shall appoint Messrs. Richard Holzman, Harvey Jeane and Steven M. Johnson as committee members pursuant to the Escrow Agreement. Such committee members shall have all of the authority granted pursuant to Section 3.1 of the Escrow Agreement.

               (b) The escrow committee members appointed by the Stockholders shall not be liable to anyone whatsoever by reason of any error or judgment or of any act done or step taken or omitted by him in good faith or for any mistake of fact or law as is provided in Section 3.2 of the Escrow Agreement.

          8.15 Survivability of Representations, Warranties, Covenants and
               -----------------------------------------------------------
Agreements.  Except as expressly set forth herein, each of the parties'
- ----------
respective representations, warranties, covenants and agreements shall terminate and be of no further force and effect after the Closing date.

                                      50.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

                                   OPTIKA IMAGING SYSTEMS, INC.


                                   By:  _____________________________________
                                        Harvey Jeane, President
                                        and Chief Executive Officer



                                   OPTIKA ACQUISITION CORP.


                                   By:  _____________________________________
                                        Steven M. Johnson, Chief Financial
                                        Officer, Vice President, Finance



                                   TEAMWORKS TECHNOLOGIES, INC.


                                   By:  _____________________________________
                                        Richard Holzman, President



                                   THE STOCKHOLDERS OF TEAMWORKS


                                   __________________________________________
                                   Richard Holzman


                                   __________________________________________
                                   David Holzman


                                   __________________________________________
                                   Eric Brown


                                   ___________________________________________
                                   James Schuster


                                   ___________________________________________
                                   Kevin Ilsen

                                      51.

                                                                       EXHIBIT A
                                                                       ---------

                              AGREEMENT OF MERGER
                                    BETWEEN
                            OPTIKA ACQUISITION CORP.
                                      AND
                          TEAMWORKS TECHNOLOGIES, INC.



          This Agreement of Merger, dated as of the 31st day of January, 1994 ("Merger Agreement"), by and between Optika Acquisition Corp., a Delaware corporation ("Optika Sub"), and TEAMWorks Technologies, Inc., a Massachusetts corporation ("TEAMWorks").

                                    RECITALS
                                    --------

     A. TEAMWorks was incorporated in the Commonwealth of Massachusetts on February 2, 1989, and on the date hereof has (i) no shares of its Preferred Stock outstanding and (ii) 100,000 shares in the aggregate of its Common Stock outstanding ("TEAMWorks Common Stock").

     B. Optika Sub was incorporated in Delaware on December 16, 1993, under the name Optika Acquisition Corp. On the date hereof, Optika Sub has 100 shares of its Common Stock outstanding, par value $0.001 per share (the "Optika Common Stock"), all of which are owned by Optika Imaging Systems, Inc., Inc. ("Optika"), the corporate parent of Optika Sub.

     C. TEAMWorks and its stockholders, and Optika and Optika Sub have entered into an Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization") providing for representations, warranties, covenants and agreements in connection with the transactions contemplated hereby. This Merger Agreement and the Agreement and Plan of Reorganization are intended to be construed together to effectuate their purpose.

     D. The Boards of Directors of TEAMWorks and Optika Sub deem it advisable and in their mutual best interests and in the best interests of the stockholders of TEAMWorks and the stockholder of Optika Sub that TEAMWorks be acquired by Optika Sub through a merger ("Merger") of Optika Sub with and into TEAMWorks.

     E. The Boards of Directors of TEAMWorks and Optika Sub and their stockholders and stockholder, respectively, have approved the Merger.

                                 AGREEMENTS
                                 ----------

          The parties hereto hereby agree as follows:

          1. Optika Sub shall be merged with and into TEAMWorks and TEAMWorks shall be the surviving corporation.

          2. The Merger shall become effective at such time (the "Effective Time" of the Merger) as this Merger Agreement and the officers' certificates of TEAMWorks and Optika Sub are filed with the office of Secretary of State of the State of Delaware pursuant to Section 252 of the General Corporation Law of the State of Delaware and the Articles of Merger are filed with the office of the Secretary of the Commonwealth of Massachusetts pursuant to Section 79 of Chapter 156B of the Massachusetts General Laws.

          3. At the Effective Time of the Merger, (a) each of the issued and outstanding shares of TEAMWorks Common Stock shall be converted automatically into and exchanged for 0.6809 of one (1) share of Optika Common Stock, and (b) Optika shall assume the TEAMWorks 1993 Stock Option Plan and each issued and outstanding TEAMWorks option to purchase TEAMWorks common stock under such Plan shall be assumed by Optika, and shall be exercisable for Optika Common Stock at the same ratio as is set forth in clause (a) above for the conversion of TEAMWorks Common Stock into Optika Common Stock, rounded up to the nearest whole number of shares of Optika Common Stock, with a proportional adjustment of the exercise price with the per share purchase price rounded up to the nearest whole cent so that the aggregate exercise price under the assumed option shall remain substantially unchanged. All shares of TEAMWorks Common Stock that are owned by TEAMWorks shall be cancelled, and no securities of Optika or other consideration shall be delivered in exchange therefor.

          Each share of Optika Sub stock that is outstanding immediately prior to the Effective Time of the Merger shall be converted into one (1) share of TEAMWorks Common Stock.

          4. Notwithstanding any other term or provision hereof, no fractional shares of Optika Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued. In lieu of such fractional shares, each TEAMWorks stockholder who would otherwise be entitled to a fractional share of Optika Common Stock will, upon surrender of his TEAMWorks share certificate or certificates, receive that number of shares of Optika Common Stock that is the integral number of such shares nearest in amount to and larger than the total number of shares of Optika Common Stock (computed on an aggregate basis for each TEAMWorks stockholder) to which such stockholder is specifically entitled hereunder.

                                      2.

          5. The conversion of TEAMWorks Common Stock and the assumption of TEAMWorks options as provided by this Merger Agreement shall occur automatically at the Effective Time of the Merger without action by the holders thereof. Each holder of TEAMWorks Common Stock shall thereupon be entitled to receive shares of Optika Common Stock in accordance with Section 3. Such stockholder shall receive certificates that represent that number of shares of Optika Common Stock (less the number of shares of Optika Common Stock being deposited in escrow pursuant to the Agreement and Plan of Reorganization and the Escrow Agreement (the "Escrow Agreement") attached as an exhibit to such Agreement and Plan of Reorganization) in accordance with the following procedures:

               (a) Promptly after the Effective Time of the Merger, but in no event later than thirty business days thereafter, Optika shall make available for exchange in accordance with Section 3, through such reasonable procedures as Optika may adopt, the shares of Optika Common Stock issuable pursuant to Section 3 (less the number of shares of Optika Common Stock being deposited in escrow pursuant to the Agreement and Plan of Reorganization and the Escrow Agreement) in exchange for all outstanding shares of TEAMWorks Common Stock.

               (b) As soon as practicable after the Effective Time of the Merger, Optika shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of TEAMWorks Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such TEAMWorks Common Stock certificates shall pass, only upon delivery of such certificates to Optika and shall be in such form and have such other provisions as Optika may reasonably specify) and (ii) instructions for use in effecting the surrender of the certificates in exchange for certificates evidencing Optika Common Stock. Upon surrender of a certificate for cancellation to Optika or to such other agent or agents as may be appointed by Optika, together with such letter of transmittal, duly executed, the holder of such certificate shall be entitled to receive in exchange therefor the number of shares of Optika Common Stock to which the holder of TEAMWorks Common Stock is entitled pursuant to Section 3 (less the number of shares of Optika Common Stock being deposited in escrow pursuant to the Agreement and Plan of Reorganization and the Escrow Agreement) hereof and is represented by the certificate so surrendered. The certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of TEAMWorks Common Stock which is not registered in the transfer records of TEAMWorks, Optika Common Stock may be delivered to a transferee if the certificate representing such TEAMWorks Common Stock is presented to Optika and accompanied by all documents required to evidence and effect

                                      3.

such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 5, each certificate shall be deemed at any time after the Effective Time of Merger to represent the right to receive upon such surrender such number of shares of Optika Common Stock as provided by Section 3 and the provisions of applicable law.

               (c) No dividends on the Optika Common Stock shall be paid to the holder of any unsurrendered certificate until the holder of record of such certificate shall surrender such certificate. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any certificate, there shall be delivered to the person entitled thereto, without interest, the amount of dividends theretofore paid with respect to the Optika Common Stock so withheld as of any date subsequent to the Effective Time of the Merger and prior to such date of delivery.

               (d) All Optika Common Stock delivered upon the surrender for exchange of shares of TEAMWorks Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of TEAMWorks Common Stock. There shall be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of TEAMWorks Common Stock that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, certificates for shares of securities of TEAMWorks are presented to Optika for any reason, they shall be cancelled and exchanged as provided in this Section 5.

               (e) The shares of Optika Common Stock deposited in escrow pursuant to the Agreement and Plan of Reorganization shall be subject to the terms of the Escrow Agreement.

               (f) Outstanding TEAMWorks options will be assumed by Optika in accordance with Section 3 above. All existing vesting provisions with respect to shares of TEAMWorks Common Stock issuable pursuant to such options will also remain in effect in accordance with their terms.

          6. At the Effective Time of the Merger, the separate existence of Optika Sub shall cease, and TEAMWorks shall succeed, without other transfer, to all of the rights and properties of Optika Sub and shall be subject to all of the debts and liabilities thereof in the same manner as if TEAMWorks had itself incurred them. All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of Optika Sub shall be limited to the property affected thereby immediately prior to the Effective Time of the Merger.

                                      4.

          7. After the Effective Time of the Merger, Optika Sub, through the persons who were its officers immediately prior to the Merger, shall execute or cause to be executed such further assignments, assurances or other documents as may be necessary or desirable to confirm title to properties, assets and rights in TEAMWorks.

          8. This Merger Agreement is intended as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

          9. a. Notwithstanding the approval of this Merger Agreement by the stockholders of TEAMWorks and the sole stockholder of Optika Sub, this Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by mutual agreement of the Boards of Directors of TEAMWorks and Optika Sub.

               b. Notwithstanding the approval of this Merger Agreement by the stockholders of TEAMWorks and the sole stockholder of Optika Sub, this Merger Agreement shall terminate forthwith in the event that the Agreement and Plan of Reorganization shall be terminated as therein provided.

               c. In the event of the termination of this Merger Agreement as provided above, this Merger Agreement shall forthwith become void and there shall be no liability on the part of TEAMWorks, Optika or Optika Sub or their respective officers or directors, except as otherwise provided in the Agreement and Plan of Reorganization.

               d. This Merger Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

               e. This Merger Agreement may be amended by the parties hereto any time before or after approval hereof by the stockholders of TEAMWorks and the sole stockholder of Optika Sub, but, after such approval, no amendments shall be made which by law require the further approval of such share/stockholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               f. The Articles of Organization and the Bylaws of TEAMWorks as in effect immediately prior to the Effective Time shall be the Articles of Organization and the Bylaws of TEAMWorks unless and until either is thereafter amended.

          10. TEAMWorks hereby agrees that it may be served with process in the State of Delaware in any proceeding for

                                      5.

enforcement of any obligation of Optika Sub, and for enforcement of any obligation of TEAMWorks arising from the Merger, and it hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings in the manner provided in Section 252(d) of the Delaware General Corporation Law. The address to which a copy of such process shall be mailed by the Secretary of State is: TEAMWorks Technologies, Inc., 65 Boston Post Road West, Suite 200, Marlboro, MA 01752-1855.

                                      6.

          IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first written above.

                                    OPTIKA ACQUISITION CORP.



                                    By:  ______________________________
                                         Harvey L. Jeane, President


                                    By:  ______________________________
                                         Steven M. Johnson, Treasurer
Attest:


___________________________
Warren T. Lazarow
Secretary


                                    TEAMWORKS TECHNOLOGIES, INC.



                                    By:  ______________________________
                                         Richard Holzman, President


                                    By:  ______________________________
                                         James T. Schuster, Treasurer

Attest:


___________________________

                                      7.